Exhibit 10.3

CREDIT AGREEMENT
dated as of July 21, 2017,
among
MPLX LP,
The LENDERS Party Hereto
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

WELLS FARGO SECURITIES, LLC,
JPMORGAN CHASE BANK, N.A.,
BARCLAYS BANK PLC,
CITIGROUP GLOBAL MARKETS INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
MIZUHO BANK, LTD.,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
and
RBC CAPITAL MARKETS1,
Joint Lead Arrangers and Joint Bookrunners
JPMORGAN CHASE BANK, N.A.,
Syndication Agent
BANK OF AMERICA, N.A.
BARCLAYS BANK PLC,
CITIGROUP GLOBAL MARKETS INC.,
MIZUHO BANK, LTD.,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
and
ROYAL BANK OF CANADA,
Documentation Agents

1RBC Capital Markets is the brand name for the capital markets activities of Royal Bank of Canada.

i

ii

SCHEDULES:
Schedule 2.01     Commitments
Schedule 2.05     Existing Letters of Credit
Schedule 3.12     Subsidiaries; Other Equity Investments
Schedule 6.01     Existing Indebtedness
Schedule 6.02     Existing Liens
Schedule 6.04     Transactions with Affiliates

EXHIBITS:
Exhibit A     Form of Assignment and Assumption
Exhibit B     Form of Borrowing Request
Exhibit C     Form of Interest Election Request
Exhibit D     Form of Note

Exhibit E-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit E-2	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit E-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit E-4	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-1     Form of Incremental Commitment Activation Notice
Exhibit F-2     Form of New Lender Supplement
Exhibit G     Form of Subsidiary Guaranty

iii

CREDIT AGREEMENT dated as of July 21, 2017, among MPLX LP, a Delaware limited partnership, the LENDERS party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.
The parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquisition Period” means the period beginning with the quarter in which payment of the purchase price for a Specified Acquisition is made and ending on the earlier of (a) the last day of the second fiscal quarter following the fiscal quarter in which such payment is made and (b) the date on which the Borrower notifies the Administrative Agent that it desires to end the Acquisition Period for such Specified Acquisition. As used above, “Specified Acquisition” means any one or more transactions (i) consummated during a consecutive twelve-month period pursuant to which the Borrower or any Subsidiary acquires for an aggregate purchase price of not less than $50,000,000 (x) Equity Interests in an entity that is (or becomes, after such acquisition) a Subsidiary of the Borrower or of MPC, (y) Equity Interests in other entities or (z) other property or assets (other than acquisitions of Equity Interests of a Person, capital expenditures and acquisitions of inventory or supplies in the ordinary course of business) of, or of an operating division or business unit of, any other Person and (ii) which is designated by the Borrower (by written notice to the Administrative Agent) as a “Specified Acquisition.”
“Act” has the meaning assigned to such term in Section 9.15.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and any successor in such capacity.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Commitments” means, at any time, the sum of the Commitments of all Lenders at such time. The amount of the Aggregate Commitments as of the date hereof is $2,250,000,000.
“Agreement” means this Credit Agreement, as it may from time to time be amended, restated, supplemented or otherwise modified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% per annum and (c) the LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1% per annum. For purposes of this definition, the LIBO Rate for any day shall be based on the rate appearing on Page LIBOR01 of the Reuters screen (or on any successor or substitute page of such service, or any successor or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day, provided that if the LIBO Rate as so determined is less than zero, then such rate shall be deemed to be zero for purposes of clause (c) of this definition. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Commitments (disregarding, to the extent applicable pursuant to Section 2.20, any Defaulting Lender’s Commitment) represented by such Lender’s Commitment at such time. If all of the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any permitted assignments made hereunder and, to the extent applicable pursuant to Section 2.20, to any Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the commitment fees or letter of credit fees payable hereunder, as the case may be, the applicable rate per annum set forth in the Ratings-Based Pricing Grid below under the caption “ABR Spread”, “Eurodollar Spread for Eurodollar Loans and Letter of Credit Fee” or “Commitment Fee Rate”, as the case may be, based upon the Applicable Ratings by Moody’s, S&P and Fitch, respectively, as of such date:
Ratings-Based Pricing Grid

Pricing Level	Applicable Debt Ratings (S&P/Moody’s/Fitch):	ABR Spread	Eurodollar Spread for Eurodollar Loans and Letter of Credit Fee	Commitment Fee Rate
1	BBB+/Baa1/BBB+ or higher	0.125%	1.125%	0.125%
2	BBB/Baa2/BBB	0.250%	1.250%	0.150%
3	BBB-/Baa3/BBB-	0.500%	1.500%	0.200%
4	BB+/Ba1/BB+	0.750%	1.750%	0.250%
5	BB/Ba2/BB or below	1.000%	2.000%	0.300%

For purposes of the foregoing, (a) if only one Applicable Rating is available, such available Applicable Rating will govern; (b) if at any time there is more than one Applicable Rating and such Applicable Ratings are different (i) if three Applicable Ratings are available either (x) the majority Applicable Rating will govern if two Applicable Ratings are the same or (y) the middle Applicable Rating will govern if all three Applicable Ratings differ, and (ii) if only two Applicable Ratings are available, the higher Applicable Rating will govern, unless one of the Applicable Ratings is two or more Levels lower than the other in which case the Applicable Rate shall be determined by reference to the Level one rating lower than the higher of the two Applicable Ratings; (c) for any day when no Applicable Rating is in effect, the Applicable Rate shall be the rates set forth opposite Level 5; and (d) if any Applicable Rating established by Moody’s, S&P or Fitch shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.
If the rating system of Moody’s, S&P or Fitch shall change, or if any of such rating agencies shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
“Applicable Rating” means, for each of Moody’s, S&P and Fitch, (a) the rating assigned by such rating agency to the Borrower’s Index Debt, or (b) if such rating agency shall not have in effect a rating referred to in the preceding clause (a), then the rating assigned by such rating agency to the Facility.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., Barclays Bank PLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date hereof), Mizuho Bank, Ltd., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and RBC Capital Markets2.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent in consultation with the Borrower.
“Attributable Debt” means, as of any date of determination, the present value (discounted semiannually at an interest rate implicit in the terms of the relevant lease) of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rents (such as those based on sales). In the case of any Sale and Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, such rental payments shall be considered for purposes of this definition to be the lesser of (a) the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the

2RBC Capital Markets is the brand name for the capital markets activities of Royal Bank of Canada.

date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination and (b) the rental payments required to be paid during the remaining term of such Sale and Leaseback Transaction (assuming such termination provision is not exercised).

“Auto-Renewal Letter of Credit” has the meaning assigned to such term in Section 2.05(c).
“Availability Period” means the period from and including the Closing Date to the earlier of the Maturity Date and the date of termination of the Commitments.
“Bail-In Action” means, as to any EEA Financial Institution, the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of such EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Event” means, with respect to any Person, that such Person becomes the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity), or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means MPLX LP, a Delaware limited partnership.
“Borrowing” means (a) Revolving Credit Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan, as the context may require.
“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03, which, if in writing, shall be substantially in the form of Exhibit B.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.
“Cash Collateralize” or “cash collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks or the Swingline Lender (as applicable) and the Lenders, as collateral for the Total LC Exposure, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Bank(s) or the Swingline Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank(s) or the Swingline Lender (as applicable). “Cash Collateral” or “cash collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c)    investments in certificates of deposit, banker’s acceptances and demand or time deposits maturing, in each case, within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e)    deposits in money market funds which invest 95% or more of their funds in investments described in any of clauses (a), (b) and (c) above; and
(f)    in the case of any Subsidiary organized or operating outside the United States, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the applicable foreign jurisdiction for cash management purposes.
“Change in Control” means as of any date, (a) (i) failure of the Borrower to own, directly or indirectly, 100% of the Equity Interests of MPLX Opco except to the extent that such failure is as a result of a merger or consolidation of MPLX Opco into the Borrower as permitted pursuant to Section 6.03, or (ii) failure of the Borrower to own, directly or indirectly, 100% of the Equity Interests of MWE except to the extent that such failure is as a result of a merger or consolidation of MWE into the Borrower as permitted pursuant to Section 6.03, (b) failure of MPC to own, directly or indirectly, at least 51% of the

Equity Interests of the General Partner which are entitled to vote for the board of directors or equivalent governing body of the General Partner or (c) failure of the General Partner to be the sole general partner of, and to Control, the Borrower.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty by any Governmental Authority, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided, however, that for purposes of this Agreement (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.
“Charges” has the meaning assigned to such term in Section 9.14.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans or Swingline Loans.
“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commercial Operation Date” the date on which a Material Project is substantially complete and commercially operable.
“Commitment” means, with respect to any Lender, the commitment of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure hereunder, as such amount may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) increased by any Commitment Increase from time to time pursuant to Section 2.22. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption or the New Lender Supplement pursuant to which such Lender shall have assumed or provided its Commitment, as applicable.
“Commitment Fees” has the meaning assigned to such term in Section 2.11(a).
“Commitment Increase” has the meaning assigned to such term in Section 2.22(a).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. 1, et seq.), as amended from time to time, any successor statute, and any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).
“Communications” has the meaning assigned to such term in Section 9.01(d)(ii).
“Compliance Certificate” has the meaning assigned to such term in Section 5.01(c).

“Compliance Certificate Delivery Date” with respect to a Quarter-End Date means the earlier of (a) the date of delivery, pursuant to Section 5.01(c), of the Compliance Certificate with respect to the reporting period ending on such Quarter-End Date or (b) the date that such Compliance Certificate is required to be delivered pursuant to Section 5.01(c).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus, (b) to the extent reducing Consolidated Net Income for such period, and without duplication: (i) net federal, state, local or foreign income or franchise tax expense; (ii) net interest expense (including amortization or write-off of debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness), amortization of capitalized interest and the net amount accrued (whether or not actually paid) pursuant to any interest rate protection agreement during such period (or minus the net amount receivable (whether or not actually received) during such period); (iii) depreciation, depletion and amortization expense, including amortization of intangibles; (iv) extraordinary expenses or loss and unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, (A) non-cash losses from dispositions not in the ordinary course of business and (B) goodwill or intangible asset impairment); and (v) any other non-cash charges to income (including non-cash charges (I) relating to stock based compensation, (II) resulting from the decline in the value of inventory due to the application of the lower of cost or market/net realizable value valuation method, (III) relating to Swap Agreements, and (IV) attributable to non-cash write-downs of assets); minus, (c) to the extent included in the calculation of Consolidated Net Income for such period, without duplication, the sum of: (i) any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on dispositions not in the ordinary course of business); (ii) any cash expenditures during such period on account of any non-cash item which was added back to Consolidated EBITDA during any prior period with respect to which a calculation of Consolidated EBITDA was made under this Agreement (and provided that the cash expenditure does not impact Consolidated Net Income in the period paid); (iii) any other unusual or non-recurring non-cash income or gains; and (iv) any non-cash gains attributable to non-cash write-ups of assets, all as determined for the Borrower and its Subsidiaries on a consolidated basis.
For purposes of the foregoing clauses (a) and (b), without duplication, Consolidated Net Income and consolidated expenses shall be adjusted with respect to net income and expenses of non-Wholly Owned Subsidiaries, to the extent not already excluded from Consolidated Net Income, to reflect only the Borrower’s pro rata ownership interest therein.
Consolidated EBITDA for the relevant period shall be calculated after giving effect, on a pro forma basis, to acquisitions and dispositions consummated during such period of the following by the Borrower or its Subsidiaries, as if such acquisition or disposition occurred on the first day of such period: (w) more than 50% of the Equity Interests in any other Person, (x) Equity Interests in any Person that is (or, in the case of an acquisition, that becomes after such acquisition) a Subsidiary of the Borrower, (y) Equity Interests in other Persons and (z) other property or assets (other than acquisitions or dispositions of Equity Interests in a Person, capital expenditures and acquisitions of inventory or supplies in the ordinary course of business) of, or of an operating division or business unit of, any other Person. In the case of any such acquisition, any such pro forma adjustment shall be at the Borrower’s option, and in the case of any such dispositions, the Borrower may elect to exclude the pro forma effect of dispositions to the extent that the aggregate consideration received by the Borrower and its Subsidiaries in connection with such excluded dispositions does not exceed $50,000,000 during any period of four fiscal quarters. In the case of any such acquisition of property or assets (either directly or indirectly through the acquisition of

Equity Interests of any Person holding such property or assets) that were not in operation or otherwise did not constitute a “business” (as described in Rule 11-01(d) of Regulation S-X promulgated under the Exchange Act) during the period of four fiscal quarters preceding the consummation of such acquisition, the pro forma adjustment may be calculated on the basis of, at the Borrower’s option, either (i) annualizing the Consolidated EBITDA attributable to the operations of such property or assets for the portion of the relevant period elapsed subsequent to the consummation of such acquisition or (ii) solely if less than a full fiscal quarter has elapsed subsequent to the consummation of such acquisition and subject to the approval by the Administrative Agent as set forth below, the projected Consolidated EBITDA attributable to the operation of such property or assets for the 12-month period following the consummation of the acquisition (such projected Consolidated EBITDA to be determined based on customer contracts relating to such property or assets, the creditworthiness of the other parties to such contracts, projected revenues from such contracts, capital costs and expenses and other reasonable factors) (such calculation under this clause (ii), the “Projected Acquired Assets EBITDA Adjustments”). Any pro forma adjustments shall be calculated in good faith by the Borrower and shall be supported by reasonably detailed calculations furnished together with the Compliance Certificate delivered pursuant to Section 5.01(c) for the applicable period; provided that in the case of any Projected Acquired Assets EBITDA Adjustments, (A) the Borrower shall have delivered to the Administrative Agent a proposed determination of such Projected Acquired Assets EBITDA Adjustments setting forth pro forma adjustments of Consolidated EBITDA with respect to such property or assets, together with reasonably detailed information with respect thereto, and (B) as soon as reasonably practicable after delivery by the Borrower of such proposed determination of Projected Acquired Assets EBITDA Adjustments, and in any event within 10 Business Days following the Borrower’s delivery, the Administrative Agent shall either (1) approve such determination of Projected Acquired Assets EBITDA Adjustments (such approval not to be unreasonably withheld, conditioned or delayed), (2) object to such determination of Projected Acquired Assets EBITDA Adjustments based on application of criteria set forth in clause (ii) above or (3) request additional information from the Borrower as is reasonably necessary to approve or object to the Borrower’s proposed determination. If the Administrative Agent objects to the Borrower’s determination of Projected Acquired Assets EBITDA Adjustments or requests additional information, the Borrower and Administrative Agent shall reasonably cooperate to agree upon the determination of Projected Acquired Assets EBITDA Adjustments as soon as is reasonably practicable.
Further, in connection with any Material Project, Consolidated EBITDA, for purposes of calculating the ratio of Consolidated Total Debt to Consolidated EBITDA and compliance with Section 6.09, may be modified so as to include Material Project EBITDA Adjustments, as provided in Section 6.09.
“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP, provided that there shall be excluded from such net income (to the extent otherwise included therein) the income (or loss) of Excluded Ventures and any other entity (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Borrower or such Subsidiary in the form of cash dividends or similar cash distributions. Further, when determining Consolidated Net Income for any fiscal quarter, Consolidated Net Income shall not include any undistributed net income of a Subsidiary to the extent that the ability of such Subsidiary to make Restricted Payments to the Borrower or to a Subsidiary is, as of the date of determination of Consolidated Net Income, restricted by its Organization Documents, any Contractual Obligation (other than pursuant to this Agreement), or any applicable law.
“Consolidated Net Tangible Assets” means, at any date, (a) total assets of the Borrower and the Subsidiaries determined on a consolidated basis in accordance with GAAP minus (b) the sum of (i) current liabilities (excluding short-term Indebtedness and the current portion of long-term

Indebtedness) of the Borrower and the Subsidiaries and (ii) goodwill and other business combination related intangible assets of the Borrower and the Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP, all as reflected in the consolidated financial statements most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or Section 5.01(b) (or, prior to the first delivery of such financial statements, the consolidated financial statements of the Borrower referred to in Section 3.04(b)); provided that the assets of Excluded Ventures and the liabilities of Excluded Ventures shall be excluded from calculation of Consolidated Net Tangible Assets. For purposes of this definition, the amount of assets and liabilities of any non-Wholly Owned Subsidiary shall be included or deducted, as the case may be, only to the extent of the proportional Equity Interest directly or indirectly owned by the Borrower in such Subsidiary, provided that, in the case of any such liabilities, to the extent such liabilities are recourse to the Borrower or any other Subsidiary, the full amount of such liabilities that are so recourse shall be deducted for purposes of this definition.
“Consolidated Total Debt” means, at any date, without duplication the aggregate amount of the Debt of the Borrower and its Subsidiaries as of such date determined on a consolidated basis. For purposes of this definition, “Debt” means Indebtedness of the type specified in clause (a), (b), (c) or (g), clause (h) or (i) (so long as obligations specified in such clause are not contingent) or clause (f) (if the Guarantees specified in such clause are of Indebtedness of the type referred to above) of the definition of “Indebtedness”. If (x) on or prior to a Quarter-End Date the Borrower or a Subsidiary has designated any Debt constituting Material Indebtedness (“Designated Material Debt”) to be repaid on or before the Compliance Certificate Delivery Date with respect to such Quarter-End Date (whether such repayment is due to stated maturity, an irrevocable prepayment or redemption notice, a tender offer or otherwise), (y) on or prior to such Quarter-End Date the Borrower or a Subsidiary has issued new Debt that is included in the calculation of Consolidated Total Debt as of such Quarter-End Date (“New Debt”) for the stated purpose of, among other things, repaying or redeeming the Designated Material Debt, and (z) on such Quarter-End Date an amount equal to the net cash proceeds of the New Debt (or, if less, an amount sufficient to repay or redeem the Designated Material Debt) is held by the Borrower or such Subsidiary as unrestricted cash and cash equivalents (in both cases not subject to any Liens other than inchoate Liens arising by operation of law or Liens in favor of the trustee or agent or holders of the Designated Material Debt) or deposited with the trustee or agent or holders of the Designated Material Debt (the amount so held or deposited is herein referred to as the “Available Cash Amount”), then at the option of the Borrower, Designated Material Debt in an amount not to exceed the amount of the New Debt or the Available Cash Amount may be excluded from the calculation of Consolidated Total Debt on such Quarter-End Date.
Notwithstanding the foregoing, Indebtedness of a non-Wholly Owned Subsidiary of a Person shall be included in Consolidated Total Debt only to the extent of the Borrower’s proportional interest therein, unless such Indebtedness is recourse to the Borrower or any Subsidiary, in which case the full amount of such Indebtedness that is recourse to the Borrower or any Subsidiary shall be included in the calculation of Consolidated Total Debt.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Contact” means, with respect to each Credit Party, such Person designated in the Administrative Questionnaire or other notice provided to the Administrative Agent as the Credit Contact for such Credit Party.
“Credit Party” means the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless (in the case of this clause (iii)) such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute with respect to the requirement to pay such amount, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Borrower or a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrower’s or such Credit Party’s receipt of such certification in form and substance satisfactory to the Borrower or such Credit Party, as applicable, and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has, or has a Lender Parent that has, become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (e) above will be conclusive and binding absent manifest error.
“Designated Material Debt” has the meaning set forth in the definition of Consolidated Total Debt.
“dollars” or “$” refers to lawful money of the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) above and is subject to consolidated supervision with its parent.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) a commercial bank, an insurance company, a commercial finance company or a company engaged in making commercial loans, in each case, which, together with its Affiliates, has a combined capital and surplus in excess of $500,000,000, (c) any Affiliate of a Lender, (d) an Approved Fund or (e) any other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and that extends credit or makes or purchases loans in the ordinary course of its business, other than, in each case, (i) a Defaulting Lender or a Lender Parent thereof, (ii) the Borrower or any Subsidiary or other Affiliate of the Borrower or (iii) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) the violation of any Environmental Law, (b) any Environmental Law with respect to the generation, use handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than any debt security which by its terms is convertible at the option of the holder into Equity Interests, to the extent such holder has not so converted such debt security).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or the General Partner, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) a failure by any Plan to satisfy the “minimum funding standards” (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal

Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 305 of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Events of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b) or Section 2.21(c)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Excluded Venture” means each subsidiary of the Borrower that has been designated by the Borrower as an Excluded Venture pursuant to Section 5.12(a) and, pursuant to Section 5.12(e), any subsidiary of such Excluded Venture.
“Existing Credit Agreement” means that certain Credit Agreement dated as of November 20, 2014, as amended and restated as of October 27, 2015, among the Borrower, the issuing banks party thereto, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.
“Existing Letters of Credit” means each letter of credit issued for the account of the Borrower under the Existing Credit Agreement that is (a) outstanding on the Closing Date and (b) listed on Schedule 2.05.
“Existing Maturity Date” has the meaning assigned to such term in Section 2.21(a).
“Existing MPC 364-Day Credit Agreement” means the 364-Day Revolving Credit Agreement dated as of July 20, 2016, among MPC, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing MPC Four-Year Credit Agreement” means the Four-Year Revolving Credit Agreement dated as of July 20, 2016, among MPC, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
“Extending Lender” has the meaning assigned to such term in Section 2.21(b).
“Facility” means the revolving credit facility provided for herein.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreements entered into or any official rules or legislation implementing any such intergovernmental agreement, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any current or future regulations or official interpretations of the foregoing.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that if such rate shall be less than zero, such rate shall be deemed to be zero.
“Fee Letters” means, collectively, each fee letter executed by the Borrower and one or more of the Administrative Agent and the Arrangers in connection with the Facility or this Agreement, in each case solely to the extent as any such letter relates to the Facility or this Agreement.
“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller or vice president of finance of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, a Financial Officer, the secretary or assistant secretary of such Person shall have, theretofore (including on the Closing Date) or concurrently therewith, delivered an incumbency certificate to the Administrative Agent as to the authority of such Person.
“Fitch” means Fitch Ratings, Inc., or any successor to the rating agency business thereof.
“Foreign Lender” means a Lender that is not a U.S. Person.
“GAAP” means generally accepted accounting principles in the United States of America as in effect, subject to Section 1.04, from time to time.
“General Partner” means (a) MPLX GP LLC, a Delaware limited liability company, or (b) any successor to the Person referred to in clause (a) as the General Partner of the Borrower (as such term is defined in the Borrower’s partnership agreement).
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Financial Officer of the Borrower)). Notwithstanding the foregoing, to the extent that at any time after the Closing Date the Borrower or its Subsidiaries guarantee (x) the obligations of Crowley Blue Water Partners LLC under the Amended and Restated Chapter 537 Reserve Fund and Financial Agreement, dated June 30, 2016, between Crowley Blue Water Partners LLC and the United States of America, Contract No. MA-14402, or (y) the obligations of Crowley Tankers II, LLC, Crowley Tanker Charters III, LLC, Crowley Tankers IV, LLC and/or Crowley Tankers V, LLC under that certain Amended and Restated Senior Secured Term Loan Agreement, dated September 30, 2015 (in each case, as amended, restated, supplemented or otherwise modified from time to time, so long as the amount of the obligations of the Borrower and its Subsidiaries in respect of any such guarantee would not exceed the amount of the obligation of MPC in respect of its guarantee thereof as in effect on the Closing Date), such guarantee shall not constitute a Guarantee hereunder if and for so long as the effectiveness of such obligations of the Borrower and its Subsidiaries is conditioned upon or subject to the occurrence of certain events (other than the failure of the primary obligor to pay or perform), which events have not yet occurred.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hydrocarbons” means crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.
“ICC Rule” has the meaning assigned to such term in Section 2.05(o).
“Increasing Lenders” has the meaning assigned to such term in Section 2.22(a).
“Incremental Commitment Activation Notice” means a notice substantially in the form of Exhibit F-1.
“Incremental Commitment Effective Date” means any Business Day designated as such in an Incremental Commitment Activation Notice or, if later, the first date on which each condition set forth in

Section 4.03 shall have been satisfied or waived with respect to the Commitment Increase set forth therein.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable and accrued liabilities incurred in the ordinary course of business and (ii) amounts which are being contested in good faith and, if applicable, for which reserves in conformity with GAAP have been provided), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person (other than, in the case of property owned or acquired by the Borrower or any Subsidiary, Liens on Equity Interests in Joint Ventures and Liens on Equity Interests in Excluded Ventures, in each case to the extent permitted under Section 6.02(a)(ix)) whether or not the Indebtedness secured thereby has been assumed, but only to the extent of such property’s fair market value, (f) all Guarantees by such Person of Indebtedness of others (other than, in the case of the Borrower or any Subsidiary, Guarantees solely in the form of Liens on Equity Interests in Joint Ventures and Liens on Equity Interests in Excluded Ventures, in each case to the extent permitted under Section 6.02(a)(ix)), (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is legally liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The Indebtedness of any Person shall not include endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.
“Information” has the meaning assigned to such term in Section 3.11.
“Information Memorandum” means the Confidential Information Memorandum dated June 2017, relating to the Borrower and the Facility.
“Initial Borrowing” has the meaning assigned to such term in Section 2.22(b).
“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07, which, if in writing, shall be substantially in the form of Exhibit C.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first Business Day following the last day of each March, June, September and December of each year, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid.
“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending one week thereafter or on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter or, with the consent of each Lender, any other period, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period of one month or more that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“IRS” means the United States Internal Revenue Service.
“ISP” has the meaning assigned to such term in Section 2.05(o).
“Issuing Bank” means each of Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A., Bank of America, N.A., Barclays Bank PLC, Citibank, N.A., Mizuho Bank, Ltd., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Royal Bank of Canada and any other Lender that becomes an Issuing Bank pursuant to Section 2.05(j), in each case, in its capacity as an issuer of Letters of Credit hereunder, other than any such Person that ceases to be an Issuing Bank pursuant hereto. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall cause such Affiliate to comply with the requirements of Section 2.05 with respect to such Letters of Credit).
“Joint Venture” means a joint venture entity the Equity Interests of which are owned by the Borrower or a Subsidiary with a third party so long as such joint venture entity does not constitute a Subsidiary or an Excluded Venture.
“LC Commitment” means (a) with respect to each of Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A., Bank of America, N.A., Barclays Bank PLC, Citibank, N.A., Mizuho Bank, Ltd., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Royal Bank of Canada, $27,777,777 and (b) with respect to any Issuing Bank that becomes an Issuing Bank hereunder pursuant to Section 2.05(j), the amount agreed in a written agreement referred to in such Section, or, in each case, such other amount as shall be agreed from time to time in writing by the Borrower and such Issuing Bank (and notified in writing to the Administrative Agent).
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.
“LC Exposure” means, with respect to any Lender at any time, such Lender’s Applicable Percentage of the Total LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.20(c) of the LC Exposures of Defaulting Lenders in effect at such time.

“Lender Parent” means, with respect to any Lender, each Person in respect of which such Lender is, directly or indirectly, a subsidiary.
“Lenders” means (a) the Persons listed on Schedule 2.01, (b) any New Lender that shall have become a party hereto pursuant to Section 2.22 and (c) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement and the Existing Letters of Credit.
“LIBO Rate” means, for any Interest Period, the rate per annum equal to the ICE Benchmark Administration Limited (or the successor thereto) LIBOR Rate (“LIBOR”), as published on page LIBOR01 of Reuters screen (or on any successor or substitute page of such service, or any successor or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. If the LIBO Rate determined as provided in this definition would be less than zero, the LIBO Rate shall be deemed to be zero.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Loan” means a Revolving Credit Loan or a Swingline Loan, as the context may require.
“Loan Documents” means this Agreement, each New Lender Supplement, each Subsidiary Guaranty, any agreement designating an additional Issuing Bank as contemplated by Section 2.05(j), each promissory note executed and delivered by the Borrower under Section 2.09(e) (if any), each agreement creating or perfecting rights in Cash Collateral and any other document executed by a Loan Party and the Administrative Agent which contains a provision stating that it is a “Loan Document” as herein defined.
“Loan Parties” means the Borrower and each Subsidiary Guarantor.
“MarkWest Hydrocarbon” means (a) MarkWest Hydrocarbon, L.L.C., a Delaware limited liability company, and any successor thereto and (b) any transferee of all or substantially all of the assets of any Person referred to in clause (a).
“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
“Material Adverse Effect” means (a) a material adverse effect on the business, operations, property or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, or (c) a material adverse effect on the legality, validity, binding effect or enforceability of any Loan Party of any Loan Document to which it is a party.

“Material Agreement” means (a) a material contract between or among one or more Loan Parties or a Subsidiary thereof and one or more MPC Companies necessary for the ongoing operation and business of a Loan Party or a Subsidiary and (b) any agreement to which any Loan Party is a party which, if terminated or cancelled, could reasonably be expected to have a Material Adverse Effect.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties and their Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of a Loan Party or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Project” means the construction or expansion of any capital asset of the Borrower, any Subsidiary, any Excluded Venture or any Joint Venture, the aggregate actual or budgeted capital cost of which (in each case, including capital costs expended prior to the acquisition by the Borrower, such Subsidiary, such Excluded Venture or such Joint Venture, as applicable, and including capital costs expended prior to the construction or expansion of such asset) exceeds $50,000,000.
“Material Project EBITDA Adjustments” means, with respect to each Material Project:
(a)    prior to the Commercial Operation Date of a Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project) of an amount (such amount, the “Projected Consolidated EBITDA”) equal to the projected Consolidated EBITDA attributable to such Material Project (including in the case of a Material Project of an Excluded Venture or Joint Venture, the Borrower’s pro-rata share of projected Consolidated EBITDA of such Excluded Venture or Joint Venture (calculated in accordance with the definition of Consolidated EBITDA as if such Excluded Venture or Joint Venture were a Subsidiary of the Borrower) attributable to the equity interest of the Borrower in such Excluded Venture or Joint Venture) for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such Projected Consolidated EBITDA to be determined based on customer contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date and other reasonable factors), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date (provided that, in the case of a Material Project of an Excluded Venture or a Joint Venture, such actual Consolidated EBITDA shall be calculated in accordance with the definition of Consolidated EBITDA as if such Excluded Venture or Joint Venture were a Subsidiary of the Borrower)); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the Projected Consolidated EBITDA shall be reduced, in each of the four quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75% and (v) longer than 365 days, 100%; and
(b)    thereafter, for the first full fiscal quarter following the Commercial Operation Date and the immediately two succeeding fiscal quarters, the Projected Consolidated EBITDA (calculated in the manner set forth in clause (a) above) for the fiscal quarters constituting the balance of the four full fiscal quarter period following such Commercial Operation Date may, at the Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarters (provided that in the event the actual Consolidated EBITDA attributable to such Material Project for any full fiscal quarter after the Commercial Operation Date shall materially differ from the Projected Consolidated EBITDA for such fiscal quarter, the Projected Consolidated EBITDA attributable to such Material Project for any remaining fiscal quarters included in the foregoing calculation shall be redetermined).
In the event that the Borrower intends to include Material Project EBITDA Adjustments with respect to any Material Project, then:
(A)    prior to the delivery of the first Compliance Certificate in which Material Project EBITDA Adjustments are made with respect to such Material Project in the amount permitted pursuant to clause (a), the Borrower shall have delivered to the Administrative Agent a proposed determination of such Material Project EBITDA Adjustments setting forth pro forma projections of Consolidated EBITDA with respect to such Material Project, together with reasonably detailed supporting information with respect thereto, and indicating the scheduled Commercial Operation Date, which may be in the form of a schedule comparable in scope and detail to the sample schedule titled “Worksheet – Material Project Adjustments” provided to the administrative agent under the Existing Credit Agreement; and
(B)    as soon as reasonably practicable after delivery by the Borrower of such proposed determination of Material Project EBITDA Adjustments pursuant to clause (A) above, and in any event within 10 Business Days following the Borrower’s delivery, the Administrative Agent shall either (1) approve such determination of Material Project EBITDA Adjustments (such approval not to be unreasonably withheld, conditioned or delayed), (2) object to such determination of Material Project EBITDA Adjustments based on application of criteria set forth in clause (a) of this definition, or (3) request additional information from the Borrower as is reasonably necessary to approve or object to the Borrower’s proposed determination. If the Administrative Agent objects to the Borrower’s determination of Material Project EBITDA Adjustments or requests additional information, the Borrower and Administrative Agent shall reasonably cooperate to agree upon the determination of Material Project EBITDA as soon as is reasonably practicable.
Material Project EBITDA Adjustments with respect to a Material Project shall not be allowed unless approved by the Administrative Agent, prior to the delivery of the first Compliance Certificate in which Material Project EBITDA Adjustments are made with respect to such Material Project, as set forth in clause (B) above.
Notwithstanding anything herein to the contrary, the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 30% of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or pro forma adjustments for acquisitions or dispositions).
“Maturity Date” means the fifth anniversary of the Closing Date, subject to the extension thereof with respect to all or part of the Commitments pursuant to Section 2.21(a); provided, however, that if such date is not a Business Day, then the Maturity Date shall be the next preceding Business Day.
“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“Midstream Business” means either (a) gathering, transportation, treating, processing, marketing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto including, without limitation, entering into Swap Agreements to support such business, or (b) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Code.
“MNPI” means material information concerning the Borrower, any Subsidiary, any Excluded Venture, any Joint Venture or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning the Borrower, any Subsidiary, any Excluded Venture, any Joint Venture or any Affiliate of any of the foregoing, or any of their securities, that could reasonably be expected to be material for purposes of the United States federal and state securities laws.
“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.
“MPC” means Marathon Petroleum Corporation, a Delaware corporation.
“MPC Companies” means MPC and its Subsidiaries (other than the Borrower and its Subsidiaries).
“MPLX Opco” means (a) MPLX Operations LLC, a Delaware limited liability company, and any successor thereto and (b) any transferee of all or substantially all of the assets of any Person referred to in clause (a).
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“MWE” means (a) MarkWest Energy Partners, L.P., a Delaware limited partnership, and any successor thereto and (b) any transferee of all or substantially all of the assets of any Person referred to in clause (a).
“New Lender” has the meaning assigned to such term in Section 2.22(a).
“New Lender Supplement” has the meaning assigned to such term in Section 2.22(a).
“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.
“Non-Extending Lender” means, with respect to any extension of the Maturity Date pursuant to Section 2.21, any Lender that has not consented to or has been deemed not to have consented to such extension pursuant to Section 2.21.
“Non-Guarantor Subsidiary” means a Subsidiary of the Borrower that is not a Subsidiary Guarantor.
“non-Wholly Owned Subsidiary” means a Subsidiary that is not a Wholly Owned Subsidiary.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the United States Treasury Department Office of Foreign Assets Control.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b) or Section 2.21(c)).
“Participant” has the meaning assigned to such term in Section 9.04(d).
“Participant Register” has the meaning assigned to such term in Section 9.04(d).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that (i) are not yet due, (ii) are not more than 60 days past due and not subject to penalties for non-payment or (iii) are being contested in compliance with Section 5.04;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, landlords’ and other like Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) and securing obligations that are not overdue for more than 60 days or, if so overdue, that are being contested in compliance with Section 5.04;
(c)    pledges and deposits made (i) in compliance with, or deemed trusts arising in connection with, workers’ compensation, unemployment insurance and other social security laws or regulations (other than Liens imposed by ERISA) or (ii) in respect of letters of credit, bank guarantees, performance bonds or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;
(d)    Liens and deposits made (i) to secure the performance of bids, trade contracts (other than for payment of Indebtedness), government contracts, leases (other than Capital Lease Obligations), statutory obligations (other than Liens imposed by ERISA), surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business or (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;
(e)    judgment or attachment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(g)    any Lien in favor of the United States of America, any state or any agency, department, political subdivision or other instrumentality of either, to secure partial, progress or advance payments to the Borrower or any Subsidiary pursuant to the provisions of any contract or any statute;
(h)    Liens created or evidenced by or resulting from precautionary financing statements filed by lessors of property (but only relating to the leased property), other than in connection with capital leases and sale-leasebacks;
(i)    Liens imposed by ERISA which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP, provided that the aggregate amount of the obligations secured by such Liens shall not at any time exceed $75,000,000;
(j)    Liens in favor of banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any of its Subsidiaries on deposit with or in the possession of such bank, in each case in the ordinary course of business;
(k)    Liens that are contractual rights of set-off;
(l)    Liens on cash and Cash Equivalents made to defease or to satisfy and discharge any debt securities;
(m)    contractual Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farmout agreements, division orders, contracts for sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, terminal and storage agreements and other agreements entered into in the ordinary course of any Loan Party’s or any Subsidiary’s business that are customary in the Midstream Business, in each case granted to secure compliance with the applicable agreement and limited to the property that is the subject of the applicable agreement, provided that any such Liens are for claims which are not delinquent or which are being contested in good faith and, if applicable, for which adequate reserves have been maintained to the extent required by GAAP, and provided further that any such Lien does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower or the applicable Subsidiary or materially impair the value of such property subject thereto;
(n)    Liens on earnest money deposits made by a Loan Party or a Subsidiary in connection with any letter of intent or purchase agreement with respect to an acquisition or other investment permitted hereunder;
(o)    customary Liens arising under sale agreements related to any disposition permitted hereunder, provided that such Liens extend only to the property to be disposed of; and
(p)    pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, insurance premiums, co-payment, co-insurance, retentions and similar obligations (other than Indebtedness) to providers of insurance, provided that such Liens are granted, and such obligations are incurred, in the ordinary course of business;
provided that the term “Permitted Encumbrances” shall not include any Lien (other than any Lien referred to in clause (l) above) securing Indebtedness of the type included in Consolidated Total Debt.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Pipe Line Holdings” means (a) MPLX Pipe Line Holdings LLC, a Delaware limited liability company, and any successor thereto and (b) any transferee of all or substantially all of the assets of any Person referred to in clause (a).
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” has the meaning assigned to such term in Section 9.01(d).
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Quarter-End Date” means March 31, June 30, September 30 or December 31, as applicable.
“Recipient” means, as applicable, the Administrative Agent, any Lender or any Issuing Bank.
“Register” has the meaning assigned to such term in Section 9.04(c).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.
“Removal Effective Date” has the meaning assigned to such term in Section 8.06(b).

“Required Lenders” means, at any time, subject to Section 2.20, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the Total Revolving Credit Exposure and unused Commitments of all Lenders at such time.
“Responsible Officer” means, with respect to any Person, the president, the chief executive officer, the chief financial officer or the vice president of finance of such Person or of the general partner of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, a Responsible Officer, the secretary or assistant secretary of such Person shall, at the request of the Administrative Agent, deliver an incumbency certificate to the Administrative Agent as to the authority of such individual.
“Restricted Payment” by a Person means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest or of any option, warrant or other right to acquire any such Equity Interest.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Credit Loans at such time, plus (b) such Lender’s LC Exposure at such time, plus (c) (except for the purposes of calculating the commitment fee in accordance with Section 2.11(a)) such Lender’s Swingline Exposure at such time.
“Revolving Credit Loan” has the meaning assigned to such term in Section 2.01.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to the rating agency business thereof.
“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of any property (whether such property is now owned or hereafter acquired) that has been or is to be sold or transferred by the Borrower or any Subsidiary to such Person or any of its Affiliates, other than (a) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, and (b) leases between the Borrower and a Subsidiary or between Subsidiaries. For the avoidance of doubt, the SMR Transaction (as defined in MWE’s Annual Report on Form 10-K for the year ended December 31, 2014) and the transactions contemplated thereby shall not be considered a Sale and Leaseback Transaction.
“Sanctioned Country” means a country, territory or region which is itself the subject or target of any Sanctions.
“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the United States Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the OFAC, or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of said Commission.
“Significant Subsidiary” means any Subsidiary that is a Significant Subsidiary as such term is defined in Regulation S-X promulgated under the Exchange Act. Unless otherwise specified, all references herein to a Significant Subsidiary or Significant Subsidiaries shall refer to a Significant Subsidiary or Significant Subsidiaries of the Borrower.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsequent Borrowing” has the meaning assigned to such term in Section 2.22.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which Equity Interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, directly or indirectly, owned, controlled or held by the parent.
“Subsidiary” means any subsidiary of the Borrower that is not an Excluded Venture.
“Subsidiary Guarantor” means, at any time, each Subsidiary of the Borrower that is party to a Subsidiary Guaranty as a guarantor.
“Subsidiary Guaranty” means a guarantee of the Borrower’s obligations hereunder in substantially the form of Exhibit G or any other form approved by the Administrative Agent.
“Swap Agreement” means (a) any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement and (c) any other derivative agreement or other similar agreement or arrangement, in each case, including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Swingline Exposure” means, with respect to any Lender at any time, (a) for each Lender other than the Swingline Lender, such Lender’s Applicable Percentage of the aggregate principal amount of all

Swingline Loans outstanding at such time and (b) for the Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender as Swingline Lender outstanding at such time (less the amount of participations funded by other Lenders in such Swingline Loans).
“Swingline Lender” means Wells Fargo Bank, National Association, in its capacity as lender of Swingline Loans hereunder, and any replacement Swingline Lender designated pursuant to Section 8.06(d).
“Swingline Loan” has the meaning assigned to such term in Section 2.04.
“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.
“Total Revolving Credit Exposure” means at any time, the sum of (a) the aggregate outstanding principal amount of all Revolving Credit Loans at such time, plus (b) the Total LC Exposure at such time plus (c) the aggregate outstanding principal amount of all Swingline Loans at such time.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“UCP” has the meaning assigned to such term in Section 2.05(o).
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(f).
“Wholly Owned Subsidiary” means, with respect to a Person, any Subsidiary of such Person, all of the Equity Interests of which are directly or indirectly (through one or more wholly owned Subsidiaries) owned by such Person, excluding directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”) or by Type (e.g., a

“Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Borrowing”).
SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement (including this Agreement), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein), (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including intellectual property, cash, securities, accounts and contract rights, (f) with respect to the determination of any period of time, the word “from” means “from and including” and the word “to” means “to but excluding” and (g) reference to any law, rule or regulation means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.
SECTION 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith (it being agreed, in the case of any such amendment that is solely in respect of an accounting change described in Financial Accounting Standards Board Accounting Standards Codification 842 or 606 (or any other Accounting Standards Codifications having a similar result or effect) (and related interpretations), that no amendment fees shall be required to be paid by the Borrower to the Lenders (but the Borrower shall be responsible for costs and expenses relating to such amendment in accordance with the terms of this Agreement)). Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of calculations made pursuant to the terms of this Agreement or any other Loan Document, (a) no effect shall be given to the Financial Accounting Standards Board Accounting Standards Codification 842 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the Financial Accounting Standards Board Accounting Standards Codification 842, (b) no effect shall be given to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein, (c) no effect shall be given to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (d) no effect shall be given to any valuation of Indebtedness below its full stated principal amount as a result of application of Financial Accounting Standards Board Accounting Standards Update No. 2015-03, it being agreed that Indebtedness shall at all times be valued at the full stated principal amount thereof.
ARTICLE II
The Credits
SECTION 2.01.    Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make revolving loans denominated in dollars to the Borrower (each such loan, a “Revolving Credit Loan”) from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the Total Revolving Credit Exposure exceeding the Aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Credit Loans.
SECTION 2.02.    Loans and Borrowings.
(a)    Each Revolving Credit Loan shall be made as part of a Borrowing consisting of Revolving Credit Loans made by the Lenders ratably in accordance with their respective Commitments. Each Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $250,000 and not less than $1,000,000, provided that a Swingline Loan may be in an amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurodollar Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.    Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, fax or electronic mail (in .pdf or .tif format) (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and, in the case of a telephonic Borrowing Request, shall be confirmed promptly by hand delivery, fax or electronic mail (in .pdf or .tif format) to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate principal amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06, or, in the case of an ABR Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), the identity of the Issuing Bank that has made such LC Disbursement.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Credit Loan to be made as part of the requested Revolving Borrowing.
SECTION 2.04.    Swingline Loans.
(a)    General. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make loans denominated in dollars to the Borrower (each such loan, a “Swingline Loan”) from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $100,000,000, (ii) the Total Revolving Credit Exposure exceeding the Aggregate Commitments or (iii) the Revolving Credit Exposure of any Lender exceeding its Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
(b)    Borrowing Procedures. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone, fax or electronic mail (and, in the case of telephonic notice, promptly confirmed by hand delivery, fax or electronic mail), not later than 2:00 p.m., New York City time, on the day of the proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), amount of the requested Swingline Loan and, in the case of a Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), the identity of the Issuing Bank that has made such LC Disbursement. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the

Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
(c)    Participations in Swingline Loans; Repayment of Participations. The Swingline Lender may, by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day, require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Lenders will be required to participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees to pay, promptly upon receipt of notice as provided above (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day, no later than 2:00 p.m., New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day, no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that, in making any Swingline Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 4.02. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
SECTION 2.05.    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request that any Issuing Bank issue Letters of Credit for the Borrower’s account, denominated in dollars and in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period, in support of obligations of the Borrower or any of its Subsidiaries. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Existing Letters of Credit will, for all purposes of this Agreement (including paragraphs (d) and (e) of this Section), be deemed to have been issued hereunder on the Closing Date and will, for all purposes of this Agreement, constitute Letters of Credit. No Issuing Bank shall be required to issue commercial Letters of Credit if such Issuing Bank shall have advised the Borrower in writing on or prior to the Closing Date (or, in the case of any Person that shall have become an Issuing Bank after the Closing Date, on or prior to it becoming an Issuing Bank hereunder) that such type of Letters of Credit is not approved for issuance hereunder by such Issuing Bank.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit by any Issuing Bank (or the amendment, renewal (other than an automatic renewal permitted pursuant to paragraph (c) of this Section) or extension of an outstanding Letter of Credit issued by any Issuing Bank), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to such Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form signed by the Borrower in connection with any such request. A Letter of Credit shall be issued, amended, renewed or extended by the applicable Issuing Bank only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the Total Revolving Credit Exposure shall not exceed Aggregate Commitments, (ii) the Revolving Credit Exposure of any Lender shall not exceed its Commitment, (iii) the portion of the Total LC Exposure attributable to Letters of Credit issued by such Issuing Bank will not, unless such Issuing Bank shall so agree in writing, exceed its LC Commitment and (iv) in the event the Maturity Date shall have been extended as provided in Section 2.21, the Total LC Exposure attributable to Letters of Credit expiring after any Existing Maturity Date shall not exceed the Aggregate Commitments that shall have been extended to a date after the latest expiration date of such Letters of Credit. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (l) of this Section. No Issuing Bank shall be under any obligation to issue, amend, renew or extend any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending, renewing or extending such Letter of Credit, or any law, rule or regulation applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;
(B)    except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial stated amount less than $100,000; or

(C)    such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
No Issuing Bank shall be under any obligation to amend or extend any Letter of Credit if (x) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (y) the beneficiary of such Letter of Credit does not accept the proposed amendment thereto.
(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) unless a later date is otherwise agreed to in writing by the applicable Issuing Bank and the Administrative Agent, the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is three Business Days prior to the Maturity Date; provided that any Letter of Credit may provide for the automatic renewal thereof (each, an “Auto-Renewal Letter of Credit”). Once an Auto-Renewal Letter of Credit has been issued by an Issuing Bank, the Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the renewal of such Letter of Credit at any time prior to the date set forth in clause (ii) of this Section 2.05(c), provided that the expiry date of such Letter of Credit shall be no later than the date set forth in clause (ii) of this Section 2.05(c).
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default, any reduction or termination of the Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of the ISP or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the relevant Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation of and warranty of the Borrower deemed made pursuant to Section 4.02.
(e)    Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 5:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 5:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, at its election and subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04, as applicable, that such payment be financed with an ABR Revolving Credit Borrowing (if such LC Disbursement is not less than $1,000,000) or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Credit Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the applicable Issuing Bank shall promptly notify the Administrative Agent thereof, and the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day, no later than 2:00 p.m., New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day, no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Credit Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of the ISP or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, any Issuing Bank or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that the applicable Issuing Bank shall be deemed to have exercised care in each such determination unless a court of competent jurisdiction shall have determined by a final, non-appealable judgment that such Issuing Bank was grossly negligent or acted with willful misconduct in connection with such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank and shall promptly notify the Administrative Agent and the Borrower by telephone, fax or electronic mail (and, in the case of telephonic notice, promptly confirmed by hand delivery, fax or electronic mail) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Credit Loans; provided that (i) if the Borrower makes such reimbursement on the date such LC Disbursement is made, interest shall accrue for such day if such reimbursement is made after 2:00 p.m., New York City time, on such day and (ii) if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.
(i)    Termination of an Issuing Bank. Any Issuing Bank may be terminated at any time upon not less than 10 Business Days’ prior written notice by the Borrower to the Administrative Agent and such Issuing Bank. The Administrative Agent shall notify the Lenders of any such termination of an Issuing Bank. After the termination of an Issuing Bank hereunder, such Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such termination, but shall not be required to amend, renew or extend any such Letter of Credit or to issue additional Letters of Credit.
(j)    Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Lender and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder.

(k)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account maintained with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Lenders, an amount in cash equal to the Total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.10(c) and Section 2.20. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits (in the event any such investment is made pursuant to the following sentence), such deposits shall not bear interest. The Administrative Agent shall not be required to invest any such deposits; provided that if the Administrative Agent elects to invest any such deposits, the Administrative Agent shall invest such deposits in one or more types of Cash Equivalents, and such investments shall be at the Borrower’s risk and expense. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall, notwithstanding anything to the contrary in Section 2.17(b), be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Total LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to in the case of any such application at a time when any Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders) the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.10(c), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, the Total Revolving Credit Exposure would not exceed the Aggregate Commitments and no Event of Default shall have occurred and be continuing. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.20, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as promptly as practicable to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Commitments of the Non-Defaulting Lenders and/or the remaining cash collateral and no Event of Default shall have occurred and be continuing.
(l)    Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.
(m)    LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases (other than any such increase consisting of the reinstatement of an amount previously drawn thereunder and reimbursed), whether or not such maximum stated amount is in effect at the time of determination.
(n)    Independence. The Borrower acknowledges that the rights and obligations of the applicable Issuing Bank under each Letter of Credit are independent of the existence, performance or nonperformance of any contract or arrangement underlying such Letter of Credit, including contracts or arrangements between such Issuing Bank and the Borrower and between the Borrower and the beneficiary of such Letter of Credit.
(o)    Governing Rules. The Borrower agrees that an Issuing Bank may issue a Letter of Credit subject to the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (2007 Revision) or, at such Issuing Bank’s option, such later revision thereof in effect at the time of issuance of such Letter of Credit (as so chosen for a Letter of Credit, the “UCP”) or the International Standby Practices 1998, International Chamber of Commerce Publication No. 590 or, at an Issuing Bank’s option, such later revision thereof in effect at the time of issuance of such Letter of Credit (as so chosen for a Letter of Credit, the “ISP”, and each of the UCP and the ISP, an “ICC Rule”). An Issuing Bank’s privileges, rights and remedies under the ICC Rules shall be in addition to, and not in limitation of, its privileges, rights and remedies expressly provided for herein. The UCP and the ISP (or such later revision of either) shall serve, in the absence of proof to the contrary, as evidence of general banking usage with respect to the subject matter thereof. The Borrower agrees that for matters not addressed by the chosen ICC Rule, each Letter of Credit shall be subject to and governed by the laws of the State of New York and applicable United States Federal laws. If, at the Borrower’s request, a Letter of Credit expressly chooses a state or country law other than New York State law and United States Federal law or is silent with respect to the choice of an ICC Rule or a governing law, an Issuing Bank shall not be liable for any payment, cost, expense or loss resulting from any action or inaction taken by such Issuing Bank if such action or inaction is or would be justified under an ICC Rule, New York law, applicable United States Federal law or the law governing such Letter of Credit.
SECTION 2.06.    Funding of Borrowings.
(a)    Funding. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Credit Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b)    Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans comprising such Borrowing. If the Borrower and such Lender shall both pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
SECTION 2.07.    Interest Elections.
(a)    Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may, at any time and from time to time, elect to convert such Revolving Borrowing to a different Type or to continue such Revolving Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Revolving Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Revolving Borrowing, and the Loans comprising each such portion shall be considered a separate Revolving Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone, fax or electronic mail by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or electronic mail to the Administrative Agent of a written Interest Election Request signed by the Borrower. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Revolving Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Revolving Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Revolving Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Revolving Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)    if the resulting Revolving Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(c)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(d)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Revolving Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, notifies the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Revolving Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.08.    Termination and Reduction of Commitments.
(a)    Unless previously terminated pursuant to the terms of this Agreement, the Commitments shall terminate on the Maturity Date (as it may be extended with respect to some or all of the Commitments pursuant to Section 2.21(a)).
(b)    The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $20,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Total Revolving Credit Exposure would exceed the Aggregate Commitments.
(c)    The Borrower shall notify the Administrative Agent by telephone, fax or electronic mail (and, in the case of telephonic notice, promptly confirmed by hand delivery, fax or electronic mail) of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that any such notice of termination or reduction of the Commitments may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the applicable Lenders in accordance with their respective Commitments.
SECTION 2.09.    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay, without premium or penalty (subject to Section 2.15), (i) to the Administrative Agent, for the account of each Lender, the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Maturity Date and (ii) to the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Borrowing of Revolving Credit Loans is made, the Borrower shall repay all Swingline Loans then outstanding.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and, in the case of Eurodollar Loans, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender substantially in the form of Exhibit D. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein.
SECTION 2.10.    Prepayment of Loans.
(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (subject to Section 2.15), subject to prior notice in accordance with paragraph (b) of this Section.
(b)    The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone, fax or electronic mail (and, in the case of telephonic notice, promptly confirmed by hand delivery, fax or electronic mail) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 1:00 p.m., New York City time, on the same Business Day as the date of prepayment, or (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the same Business Day as the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment of any Borrowing may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.
(c)    If, on any date, the Administrative Agent notifies the Borrower that the Total Revolving Credit Exposure exceeds the Aggregate Commitments on such date, the Borrower shall, as soon as practicable and in any event within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Loans owing by the Borrower in an aggregate amount sufficient to reduce the Total Revolving Credit Exposure to an amount not exceeding the Aggregate Commitments on such date. If any such excess remains after prepayment in full of the aggregate outstanding Loans, the Borrower shall provide cash collateral in the manner set forth in Section 2.05(k) in an amount equal to 100% of such excess.
SECTION 2.11.    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fees”), which shall accrue at the Applicable Rate on the daily amount (if any) by which the Commitment of such Lender exceeds the Revolving Credit Exposure of such Lender during the period from and including the Closing Date to but excluding the date on which such Commitment terminates. Accrued Commitment Fees shall be payable in arrears on the first Business Day following the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Closing Date. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to each Issuing Bank, for its own account, a fronting fee with respect to each Letter of Credit issued by it in the amount agreed between such Issuing Bank and the Borrower prior to the issuance of such Letter of Credit, on the average daily amount of the Total LC Exposure attributable to such Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which there ceases to be any LC Exposure attributable to such Letter of Credit and (iii) to each Issuing Bank, for its own account, such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the first Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The amount of participation and fronting fees payable hereunder shall be set forth in a written invoice or other notice delivered to the Borrower by the Administrative Agent or, in the case of fronting fees, by the applicable Issuing Bank.

(c)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.
SECTION 2.12.    Interest.
(a)    The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.000% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.000% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a voluntary prepayment of an ABR Revolving Credit Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with the terms hereof, and such determination shall be conclusive absent manifest error.
SECTION 2.13.    Alternate Rate of Interest.
If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a)    the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted

LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any ABR Revolving Borrowing to, or continuation of any Eurodollar Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Revolving Borrowing.
SECTION 2.14.    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;
(ii)    impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing (or maintaining any Loan or of maintaining its obligation to make any Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or any other amount) then, subject to paragraphs (c) and (d) of this Section, upon request of such Lender, such Issuing Bank or such other Recipient, the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or any Issuing Bank determines in good faith that any Change in Law affecting such Lender or such Issuing Bank or any lending office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time, subject to paragraphs (c)

and (d) of this Section, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered; provided that such Lender or such Issuing Bank is generally seeking, or intends generally to seek, compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender or such Issuing Bank has the right under such similar credit facilities to do so) with respect to such Change in Law regarding capital or liquidity requirements.
(c)    Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, including a description of the basis for such claim for compensation and a calculation of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower in writing of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 2.15.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure (other than as a result of the failure of a Lender to fund a Loan required to be funded hereunder) to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18 or Section 2.21(c) or (e) the operation of Section 2.22 on any Incremental Commitment Effective Date, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event in accordance with the terms of this Section. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, including in reasonable detail a description of the basis for such compensation and a calculation of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.16.    Taxes.
(a)    Withholding of Taxes; Gross-Up.Each payment by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, unless such deduction or withholding is required by any applicable law. If any Withholding Agent determines in good faith that it is required under applicable law to deduct or withhold any Tax from any such payment, then such Withholding Agent shall be entitled to make such deduction or withholdings and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and, if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrower and the other Loan Parties. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.
(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 20 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount then due to the Administrative Agent under this paragraph.

(f)    Status of Lenders.(i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), Section 2.16(f)(ii)(B) and Section 2.16(f)(ii)(D) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-3 or Exhibit E-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine any withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (D), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.16 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts paid pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.16(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.16(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
(i)    Defined Terms. For purposes of this Section 2.16, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
SECTION 2.17.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    Except as provided in Section 2.05(e), the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.14, Section 2.15 or Section 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without any defense, set off, recoupment or counterclaim. The Borrower shall make each reimbursement of LC Disbursements required to be made by it prior to the time for such payments set forth in Section 2.05(e). Any amounts received after the time set forth above or in Section 2.05(e), as applicable, on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to such account of the Administrative Agent in the United States as the Administrative Agent may specify from time to time, except that payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and payments pursuant to Section 2.14, Section 2.15, Section 2.16 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Credit Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a proportion of the aggregate amount of its Revolving Credit Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon greater than its Applicable Percentage thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, (b) purchase (for cash at face value) participations in the Revolving Credit Loans and participations in LC Disbursements and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including any payment made by the Borrower in connection with any extension of the Maturity Date in accordance with Section 2.21 or any Commitment Increase in accordance with Section 2.22) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Loans or participations in LC Disbursements or Swingline Loans to any Person that is an Eligible Assignee. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), Section 2.05(d) or 2.05(e), Section 2.06(b), Section 2.16(e), Section 2.17(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the applicable Issuing Bank to satisfy such Lender’s obligations to such Person under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
SECTION 2.18.    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.
(b)    Replacement of Lenders. If (i) any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 and, in each case, such Lender has declined or is unable to designate a different lending office, or to assign and delegate its rights and obligations, in accordance with Section 2.18(a), (ii) any Lender becomes a Defaulting Lender or (iii) any Lender refuses to consent to any proposed amendment, modification, waiver or consent with respect to any provision hereof that requires the unanimous approval of all Lenders, or the approval of each of the Lenders affected thereby (in each case in accordance with Section 9.02), and the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, waiver or consent, then the Borrower may, at its sole expense and effort (including payment of any applicable processing and recordation fees), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights (other than its existing rights to payment pursuant to Section 2.14 or Section 2.16) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have (x) paid to the Administrative Agent the processing and recordation fee (if any) specified in Section 9.04, and (y) received the prior written consent of the Administrative Agent (with respect to any assignee that is not already a Lender or an Affiliate of a Lender), each Issuing Bank and the Swingline Lender, which consent shall not unreasonably be withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.15), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment and delegation will result in a reduction in such compensation or payments, (D) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments, delegations and consents, the applicable amendment, modification, waiver or consent can be effected and (E) such assignment and delegation does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto (it being understood and agreed that such Lender shall not be deemed to make the representations and warranties in such Assignment and Assumption if such Lender has not executed such Assignment and Assumption). In the case of an assignment pursuant to this Section by a Lender that is an Issuing Bank, such Issuing Bank shall thereafter not be obligated to issue, amend or extend any Letter of Credit and if any Letters of Credit issued by such Issuing Bank remain outstanding at such time, its rights as an Issuing Bank with respect to each such Letter of Credit, and the obligations of the Borrower and the Lenders with respect thereto, shall continue in full force and effect.

SECTION 2.19.    Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its lending office to make, maintain or fund Loans whose interest is determined by reference to the LIBO Rate, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the LIBO Rate component of the ABR Loan, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the ABR Loan, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the ABR Loan), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBO Rate, the Administrative Agent shall during the period of such suspension compute the ABR Loan applicable to such Lender without reference to the LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
SECTION 2.20.    Defaulting Lenders. Notwithstanding any provision of any Loan Document to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    commitment fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);
(b)    the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;
(c)    if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender, then:
(i)    the Swingline Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.04(c)) and LC Exposure of such Defaulting Lender (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.05(d) and Section 2.05(e)) shall be reallocated (effective as of the date such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (for the purposes of such reallocation, such Defaulting Lender’s Commitment shall be disregarded in determining the Non-Defaulting Lenders’ respective Applicable Percentages), but only to the extent that (A) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the sum of all Non-Defaulting Lenders’ Commitments and (B) after giving effect to any such reallocation, no Non-Defaulting Lender’s Revolving Credit Exposure shall exceed such Non-Defaulting Lender’s Commitment;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within three Business Days following the Borrower’s receipt of written notice from the Administrative Agent, (A) first, prepay such Defaulting Lender’s Swingline Exposure (other than any portion thereof referred to in the parenthetical in such clause (i)) that has not been reallocated and (B) second, cash collateralize for the benefit of the applicable Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (other than any portion thereof referred to in the parenthetical in such clause (i)) that has not been reallocated in accordance with the procedures set forth in Section 2.05(k) for so long as such LC Exposure is outstanding;
(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such portion of such Defaulting Lender’s LC Exposure during the period such portion of such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)    if any portion of such Defaulting Lender’s LC Exposure is reallocated pursuant to clause (i) above, then all Letter of Credit participation fees that otherwise would have been payable to such Defaulting Lender under Section 2.11(b) with respect to such Defaulting Lender’s reallocated LC Exposure shall be payable to the Non-Defaulting Lenders in accordance with such Non-Defaulting Lenders’ Applicable Percentages after giving effect to such reallocation; and
(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all Letter of Credit participation fees that otherwise would have been payable to such Defaulting Lender under Section 2.11(b) with respect to such Defaulting Lender’s unreallocated LC Exposure shall be payable to the Issuing Banks, ratably based on the portion of such LC Exposure attributable to Letters of Credit issued by each Issuing Bank, until and to the extent that such LC Exposure is reallocated and/or cash collateralized pursuant to clause (i) or (ii) above; and
(d)    so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Swingline Exposure or LC Exposure, as applicable, will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).
In the event that a Bankruptcy Event with respect to any Lender Parent shall have occurred following the Closing Date and for so long as such Bankruptcy Event shall continue, no Issuing Bank shall be required to issue, amend, extend, renew or increase any Letter of Credit, and the Swingline

Lender shall not be required to fund any Swingline Loan, unless such Issuing Bank or the Swingline Lender shall have entered into arrangements with the Borrower or the applicable Lender reasonably satisfactory to such Issuing Bank or the Swingline Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposures and LC Exposures of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Revolving Credit Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold Revolving Credit Loans in accordance with its Applicable Percentage.
The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.20 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent and each Lender, each Issuing Bank, the Swingline Lender, the Borrower or any other Loan Party may at any time have against, or with respect to, such Defaulting Lender.
SECTION 2.21.    Extension of Maturity Date.
(a)    Request for Extension. Subject to Section 2.21(e), at any time, the Borrower, by written notice to the Administrative Agent, may request an extension of the Maturity Date to the date that is one year after the then existing Maturity Date (such existing Maturity Date, the “Existing Maturity Date”). The Administrative Agent shall promptly notify each Lender of such request, and each Lender shall, in turn, in its sole discretion, not later than 20 days after delivery of such notice by the Administrative Agent to the Lenders, notify the Administrative Agent in writing as to whether such Lender consents to such extension. If any Lender shall fail to notify the Administrative Agent in writing of its consent to any such request for extension of the Maturity Date within 20 days after the delivery of such notice by the Administrative Agent to the Lenders, such Lender shall be deemed to have not consented to such extension. The Administrative Agent shall promptly notify the Borrower of the consents received with respect to the Borrower’s request for an extension of the Maturity Date. The Maturity Date may be extended pursuant to this Section 2.21 on no more than two separate instances during the term of this Agreement.
(b)    Lender Elections to Extend. If Lenders constituting the Required Lenders consent in writing to any such request in accordance with Section 2.21(a), the Maturity Date shall be extended to the date which is one year after the Existing Maturity Date as to those Lenders that so consented (each, an “Extending Lender”) but shall not be extended as to any Non-Extending Lender; provided that no extension of the Maturity Date pursuant to this Section shall become effective unless the Administrative Agent shall have received (i) a certificate signed by a Responsible Officer of the Borrower, dated as of the effective date of such extension, certifying that (A) as of and on such date, no Default has occurred and is continuing and (B) the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents are true and correct in all material respects on and as of such date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case such representations and warranties continue to be true and correct in all material respects as of such specified earlier date (provided that, in the case of clause (B) above, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) and (ii) if requested by the Administrative Agent, customary evidence of authority, secretary’s certificates and opinions and, if any Subsidiary shall then be a Guarantor, a customary reaffirmation agreement. Promptly following the occurrence of the effective date of any such extension, the Administrative Agent shall notify the Lenders thereof. To the extent that the Maturity Date is not extended as to any Non-Extending Lender pursuant to this Section 2.21 and the Commitment of such Non-Extending Lender is not assigned and delegated in accordance with Section 2.21(c) on or prior to the applicable Existing Maturity Date, (A) the Commitment of such Non-Extending Lender shall automatically terminate in whole on such Existing Maturity Date without any further notice or other action by the Borrower, such Lender or any other Person and (B) the principal amount of any outstanding Loans made by Non-Extending Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of such Non-Extending Lenders hereunder, shall be due and payable on such Existing Maturity Date, and on such Existing Maturity Date the Borrower shall also make such other prepayments of the Loans pursuant to Section 2.10 as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Non-Extending Lenders pursuant to this sentence, (x) the Total Revolving Credit Exposure would not exceed the Aggregate Commitments and (y) the Revolving Credit Exposure of any Lender shall not exceed its Commitment; provided that such Non-Extending Lender’s rights under Section 2.14, Section 2.15, Section 2.16 and Section 9.03, and its obligations under Section 9.03, shall survive such Existing Maturity Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Maturity Date.
(c)    Notification by Administrative Agent; Replacement of Non-Extending Lenders. If, pursuant to Section 2.21(a), the Borrower requests an extension of the Maturity Date and Lenders constituting the Required Lenders consent to such request, then the Borrower may, at its sole expense and effort (including payment of any applicable processing and recordation fees), require any Non-Extending Lender, promptly following notice to such Non-Extending Lender and the Administrative Agent, to assign its outstanding Loans and assign and delegate, in each case without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights (other than its existing rights to payment pursuant to Sections 2.14 and 2.16) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment) and will agree to the applicable request for extension; provided that (i) the Borrower shall have received the prior written consent (which consent, in each case, shall not unreasonably be withheld, conditioned or delayed) of (x) each Issuing Bank and the Swingline Lender and (y) unless the assignee is already a Lender or an Affiliate of a Lender, the Administrative Agent, (ii) such Non-Extending Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) such assignment and delegation does not conflict with applicable law. In the case of an assignment and delegation pursuant to this Section by a Lender that is an Issuing Bank, such Issuing Bank shall thereafter not be obligated to issue, amend or extend any Letter of Credit and if any Letters of Credit issued by such Issuing Bank remain outstanding at such time, its rights as an Issuing Bank with respect to each such Letter of Credit, and the obligations of the Borrower and the Lenders with respect thereto, shall continue in full force and effect.
(d)    Issuing Banks; Swingline Lender. Notwithstanding the foregoing, the Availability Period and the Maturity Date (without taking into consideration any extension pursuant to this Section), as such terms are used in reference to any Issuing Bank or any Letters of Credit issued by such Issuing Banks or the Swingline Lender or any Swingline Loans made by the Swingline Lender, may not be extended without the prior written consent of such Issuing Bank or the Swingline Lender, as applicable (it being understood and agreed that, in the event any Issuing Bank or the Swingline Lender shall not have consented to any such extension, (i) such Issuing Bank or the Swingline Lender, as applicable, shall continue to have all the rights and obligations of an Issuing Bank or the Swingline Lender, as applicable, hereunder through the applicable Existing Maturity Date (or the Availability Period determined on the basis thereof, as applicable), and thereafter shall have no obligation to issue, amend, extend or renew any Letter of Credit or to make any Swingline Loan, as applicable (but shall, in each case, continue to be entitled to the benefits of Section 2.04, Section 2.05, Section 2.14, Section 2.16 and Section 9.03, as applicable, as to Letters of Credit or Swingline Loans issued or made prior to such time), and (ii) the Borrower shall cause the Total LC Exposure attributable to Letters of Credit issued by such Issuing Bank and the Swingline Exposure to be zero no later than the day on which such Total LC Exposure or Swingline Exposure, as applicable, would have been required to have been reduced to zero in accordance with the terms hereof without giving effect to any effectiveness of the extension of the applicable Existing Maturity Date pursuant to this Section (and, in any event, no later than the applicable Existing Maturity Date)).
(e)    Maximum Five-Year Term. After giving effect to any extension pursuant to this Section 2.21, the Maturity Date may not be more than five (5) years after the effective date of such extension.
SECTION 2.22.    Commitment Increases.
(a)    Subject to Section 4.03, the Borrower and any one or more Lenders (including New Lenders) may, from time to time, without the consent of any other Lender (but with the consent of (i) the Administrative Agent (solely in the case of any Increasing Lender that is not then a Lender or an Affiliate thereof), each Issuing Bank and the Swingline Lender, in each case such consent not to be unreasonably withheld, delayed or conditioned), agree that such Lenders (including New Lenders) shall provide additional Commitments or increase the amount of their Commitments (each, a “Commitment Increase”, and such Lenders and New Lenders being collectively referred to as the “Increasing Lenders”) by executing and delivering to the Administrative Agent an Incremental Commitment Activation Notice specifying (i) the amount of such Commitment Increase and (ii) the proposed applicable Incremental Commitment Effective Date. Notwithstanding the foregoing, (A) the aggregate amount of Commitment Increases obtained after the Closing Date shall not exceed $500,000,000 and (B) each Commitment Increase shall be in an integral multiple of $5,000,000 and not less than $25,000,000. No Lender shall have any obligation to participate in any Commitment Increase unless it agrees to do so in its sole discretion. Any bank, financial institution or other entity that is an Eligible Assignee (and has provided to the Administrative Agent an Administrative Questionnaire and any applicable tax forms required under Section 2.16(f) with respect to such entity) that elects to become a “Lender” under this Agreement in connection with any Commitment Increase shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit F-2, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.
(b)    (i) The commitments under each Commitment Increase shall be deemed for all purposes part of the Commitments, (ii) each Lender (including any New Lender) participating in such Commitment Increase shall become a Lender with respect to the Commitments and all matters relating thereto and (iii) the commitments under each Commitment Increase shall have the same terms as the Commitments. On the Incremental Commitment Effective Date for any Commitment Increase, (A) the aggregate principal amount of the Revolving Credit Loans outstanding (the “Initial Borrowings”) immediately prior to the Commitment Increase on the Incremental Commitment Effective Date shall be deemed to be repaid, (B) each Increasing Lender that shall have had a Commitment prior to the Commitment Increase shall pay to the Administrative Agent in same day funds an amount equal to the difference between (1) the product of (x) such Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase) multiplied by (y) the amount of each Subsequent Borrowing (as defined below) and (2) the product of (x) such Lender’s Applicable Percentage (calculated without giving effect to the Commitment Increase) multiplied by (y) the amount of each Initial Borrowing, (C) each Increasing Lender that shall not have had a Commitment prior to the Commitment Increase shall pay to

Administrative Agent in same day funds an amount equal to the product of (1) such Increasing Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of each Subsequent Borrowing, (D) after the Administrative Agent receives the funds specified in clauses (B) and (C) above, the Administrative Agent shall pay to each Lender the portion of such funds that is equal to the difference between (1) the product of (x) such Lender’s Applicable Percentage (calculated without giving effect to the Commitment Increase) multiplied by (y) the amount of each Initial Borrowing, and (2) the product of (x) such Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase) multiplied by (y) the amount of each Subsequent Borrowing, (E) after the effectiveness of the Commitment Increase, the Borrower shall be deemed to have obtained new Borrowings (the “Subsequent Borrowings”) in amounts equal to the amounts of the Initial Borrowings and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03, (F) each Lender shall be deemed to hold its Applicable Percentage of each Subsequent Borrowing (calculated after giving effect to the Commitment Increase) and (G) the Borrower shall pay each Lender any and all accrued but unpaid interest on its Revolving Credit Loans comprising the Initial Borrowings. The deemed payments of the Initial Borrowings made pursuant to clause (A) above shall be subject to compensation by the Borrower pursuant to the provisions of Section 2.15 if the Incremental Commitment Effective Date occurs other than on the last day of the Interest Period relating thereto.
ARTICLE III
Representations and Warranties
The Borrower represents and warrants to the Lenders, as of the Closing Date and thereafter as of each date required by Section 4.02 or Section 4.03, that:
SECTION 3.01.    Organization; Powers. The General Partner is the sole general partner of the Borrower. Each of the Loan Parties, their respective Significant Subsidiaries and the General Partner (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its properties and to carry on its business as now conducted or proposed to be conducted and (c) except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02.    Authorization; Enforceability. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s limited liability company, partnership or corporate powers, as applicable, and have been duly authorized by all necessary limited liability company, partnership or corporate action, as applicable. This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03.    Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated herein and therein (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (except for any reports required to be filed by such Loan Party with the SEC pursuant to the Exchange Act, provided that the failure to make any such filings shall not affect the validity or enforceability of this Agreement or any such other Loan Document or the rights and remedies of the Administrative Agent and the Lenders hereunder or thereunder), (b) will not violate or result in any breach or contravention of any law, rule or regulation or any order, injunction, writ or decree of any Governmental Authority, in each case, applicable to or binding upon any Loan Party or any of its Subsidiaries or any of its property, except, in any such case, to the extent that a Material Adverse Effect would not reasonably be expected to result therefrom, (c) will not violate or result in a default under any Material Agreement, any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or by which any property or asset of any Loan Party or any of its Subsidiaries is bound, except, in any each case, to the extent that a Material Adverse Effect would not reasonably be expected to result therefrom, (d) will not result in the creation or imposition of any Lien prohibited hereunder on any asset of any Loan Party or any of its Subsidiaries and (e) will not violate the Organization Documents of any Loan Party or any of its Subsidiaries.
SECTION 3.04.    Financial Condition; No Material Adverse Effect.
(a)    The audited consolidated balance sheet and related statements of income, equity and cash flows as of and for the fiscal year ended December 31, 2016 of the Borrower and its consolidated Subsidiaries theretofore made available to Lenders present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such date or for such period on a consolidated basis in accordance with GAAP consistently applied.
(b)    The unaudited consolidated balance sheet and related statements of income, equity and cash flows as of and for the fiscal quarter ended March 31, 2017 present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP as of such date or for such period consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.
(c)    Beginning with the initial delivery of the financial information required under Section 5.01(a) and Section 5.01(b), the financial information delivered to the Lenders pursuant to such Sections fairly presents, in all material respects, in conformity with GAAP, the consolidated financial position of the Borrower and its consolidated Subsidiaries as of the applicable date and their consolidated results of operations and cash flows for the applicable period (subject, in the case of interim statements, to normal year-end adjustments and the absence of footnotes).
(d)    As of the Closing Date, there has been no Material Adverse Change since December 31, 2016.
SECTION 3.05.    Properties.
(a)    As of the Closing Date, each Loan Party and each of its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property necessary or otherwise material to the business of the Loan Parties and their respective Subsidiaries, taken as a whole, except for Liens permitted hereby and except where the failure to have such title or leasehold interest would not reasonably be expected to result in a Material Adverse Effect.
(b)    As of the Closing Date, each Loan Party and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the business of such Loan Party and its Subsidiaries, taken as a whole, except where the failure to own, or be licensed to use, such intellectual property would not reasonably be expected to have a Material Adverse Effect, and the use thereof by such Loan Party and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06.    Litigation and Environmental Matters.
(a)    As of the Closing Date, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Loan Party or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement.
(b)    Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (ii) has become subject to any Environmental Liability.
SECTION 3.07.    Compliance with Laws; No Default. Each Loan Party and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA and Environmental Laws), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing or will result from the execution and delivery of this Agreement or any of the other Loan Documents, or the making of the Loans hereunder.
SECTION 3.08.    Margin Regulations; Investment Company Status. No Loan Party is engaged in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board. No proceeds of any Loan hereunder will be used by any Loan Party or its Subsidiaries for “purchasing” or “carrying” “margin stock” as so defined in contravention of the provisions of Regulations T, U, or X of the Board. No Loan Party nor any of its Subsidiaries is, nor any Person Controlling any Loan Party or any Subsidiary is, or is required to be registered as, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
SECTION 3.09.    Taxes. Each Loan Party and the Subsidiaries has filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes or the filing of Tax returns or reports that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
SECTION 3.11.    Disclosure. Neither the Information Memorandum nor any of the other written reports, financial statements, certificates or other written information (collectively, the “Information”) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other Information theretofore furnished and taken as a whole and in conjunction with all other information that has theretofore been made publicly available by the Borrower in its filings with the SEC or in investor-related materials publicly available on the Borrower’s website) contained, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date) any material misstatement of fact or omitted to state, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date), any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time.
SECTION 3.12.    Subsidiaries; Equity Investments. As of the Closing Date, the Borrower does not have (a) any Subsidiaries other than those specifically disclosed in part (a) of Schedule 3.12, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable (to the extent applicable) and are owned by the Persons indicated on Schedule 3.12, or (b) any equity investment in any other corporation or other entity other than those specifically disclosed in part (b) of Schedule 3.12.
SECTION 3.13.    Anti-Corruption Laws and Sanctions. The Borrower has policies and procedures designed and implemented to promote, in its reasonable business judgment, compliance by the Borrower, its Wholly Owned Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as agents for the Borrower or its Subsidiaries, as applicable) with Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries and to the knowledge of the Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, Letter of Credit, use of proceeds thereof or other transaction contemplated by this Agreement will, to the knowledge of the Borrower, violate Anti-Corruption Laws or applicable Sanctions.
ARTICLE IV
Conditions
SECTION 4.01.    Closing Date. The obligation of each Lender to make its initial Loan and of each Issuing Bank to issue its initial Letter of Credit hereunder is subject to satisfaction (or waiver in accordance with Section 9.02) of the following conditions precedent:
(a)    Loan Documents. The Administrative Agent shall have received each of the following (i) a counterpart of this Agreement executed by each party hereto, (ii) for the account of each Lender that has requested a promissory note, a duly executed promissory note conforming to the requirements of Section 2.09, (iii) for the account of the Swingline Lender, if the Swingline Lender has so requested, a duly executed swingline promissory note, in form and substance reasonably satisfactory to the Swingline Lender, and (iv) if required by Section 5.10, a Subsidiary Guaranty executed by a duly authorized officer of each applicable Subsidiary.
(b)    Legal Opinion. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Closing Date) of Jones Day, counsel for the Loan Parties, reasonably satisfactory to the Administrative Agent, and covering such matters relating to the Loan Parties, this Agreement and the other Loan Documents as the Arrangers shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
(c)    Secretary’s Certificate(s). The Administrative Agent shall have received a certificate of a Secretary or an Assistant Secretary of each Loan Party dated as of the Closing Date certifying (i) the resolutions of the board of directors or other governing body of such Loan Party (or its general partner)

authorizing the execution, delivery and performance of each Loan Document to which it is a party, (ii) the Organization Documents of such Loan Party and its general partner, if applicable and (iii) the names and true signatures of the officers executing any Loan Document on behalf of the Loan Parties on the Closing Date.
(d)    Existence and Good Standing Certificates. The Administrative Agent shall have received a certificate of existence and good standing with respect to each Loan Party, and its general partner, if applicable, dated as of a recent date, from appropriate public officials in the jurisdiction of organization.
(e)    Closing Certificate(s). The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, certifying as to the following, both before and immediately after giving effect to any extensions of credit hereunder on the Closing Date: (i) the solvency (on a consolidated basis) of the Borrower and its Subsidiaries; (ii) no Default exists; and (iii) the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents are true and correct in all material respects, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case such representations and warranties continue to be true and correct in all material respects as of such specified earlier date (provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), in form and substance reasonably satisfactory to the Administrative Agent.
(f)    Fees and Expenses. The Administrative Agent and the Arrangers shall have received all fees due and payable and required to be paid to them and to the Lenders on or prior to the Closing Date pursuant to Section 2.11 and the Fee Letters and payment of all other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all expenses required to be paid or reimbursed by the Loan Parties hereunder (including, to the extent invoiced at least two Business Days prior to the Closing Date, fees and expenses of Cravath, Swaine & Moore LLP, counsel to the Administrative Agent).
(g)    “Know Your Customer” Information. The Lenders shall have received all documentation and other information that may be required by such Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations including the Act, including information required by the Act and information described in Section 9.15, to the extent requested by the Lenders in writing to the Borrower reasonably in advance of the Closing Date.
(h)    Existing Credit Agreement. The commitments under the Existing Credit Agreement, the Existing MPC Four-Year Credit Agreement and the Existing MPC 364-Day Credit Agreement shall have been terminated and all amounts owed thereunder have been paid in full.
The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 11:59 p.m., New York City time, on July 21, 2017 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
SECTION 4.02.    Conditions to All Extensions of Credit. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of a Loan), and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)    The representations and warranties of the Loan Parties set forth in this Agreement (other than, after the Closing Date, in Sections 3.04(d) and 3.06(a)) and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
Each Borrowing (other than any conversion or continuation of a Loan) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower and the other Loan Parties on the date thereof that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied.
SECTION 4.03.    Conditions Precedent to Each Incremental Commitment Effective Date. Each Commitment Increase shall not become effective until the date on which each of the following conditions is satisfied:
(a)    The Administrative Agent shall have received (i) an Incremental Commitment Activation Notice from each Increasing Lender providing such Commitment Increase, executed by the Borrower, the Administrative Agent and such Increasing Lender, and (ii) if applicable, with respect to any New Lender, a New Lender Supplement, executed by the Borrower, the Administrative Agent, such New Lender and each Issuing Bank, each in accordance with Section 2.22.
(b)    The Administrative Agent shall have received (i) a certificate (including a certification that the Borrower shall be in pro forma compliance with the financial covenant set forth in Section 6.09 after giving effect to such Commitment Increase and taking into account any extension of credit hereunder on the applicable Incremental Commitment Effective Date), dated the applicable Incremental Commitment Effective Date and signed by a Responsible Officer of the Borrower and (ii) if required by the Administrative Agent, customary evidence of authority, secretary’s certificates, a favorable written opinion of counsel to the Borrower and, if any Subsidiary shall then be a Guarantor, a customary reaffirmation agreement, each in form and substance reasonably satisfactory to the Administrative Agent and the Lenders providing such Commitment Increase.
(c)    As of the applicable Incremental Commitment Effective Date, no Default shall have occurred and be continuing or would result from the occurrence of such Commitment Increase.
(d)    The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the applicable Incremental Commitment Effective Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date; provided that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

ARTICLE V
Affirmative Covenants
From and after the Closing Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 5.01.    Financial Statements; Ratings Change and Other Information. The Borrower agrees to furnish to the Administrative Agent for distribution to each Lender:
(a)    within 90 days after the end of each fiscal year of the Borrower (beginning with the fiscal year in which the Closing Date occurs), its audited consolidated balance sheet and related statements of income, equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (beginning with the fiscal quarter in which the Closing Date occurs), its consolidated balance sheet and related statements of income, equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (a “Compliance Certificate”) (i) certifying as to whether a Default has occurred and is continuing as of the date of such Compliance Certificate and, if such a Default has occurred and is continuing as of the date of such Compliance Certificate, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.09, (iii) stating whether any Designated Material Debt remains outstanding on the date that such Compliance Certificate is delivered, (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements provided under this Agreement that has had a significant effect on the calculation of the Consolidated Net Tangible Assets or the ratio referred to in Section 6.09 and, if any such change has occurred, specifying the nature of such change and the effect of such change on such calculation, (v) if any Excluded Venture was a consolidated subsidiary of the Borrower during the period covered by such financial statements delivered pursuant to Section 5.01(a) or Section 5.01(b), then, to the extent not already provided in connection with clause (ii) above, setting forth information reconciling Consolidated EBITDA for the period covered thereby to net income (loss) reported for such period and indicating the amount of Debt (as defined in the definition of Consolidated Total Debt) of Excluded Ventures that is reflected in the financial statements but not included in the calculation of the ratio referred to in Section 6.09, (vi) setting forth the names of all Subsidiaries that are Excluded Ventures as of the date of the financial statements being delivered and (vii)

if, during the period covered by such financial statements, any Subsidiary was designated or deemed designated as an Excluded Venture pursuant to Section 5.12(a) or Section 5.12(e) or any Excluded Venture was designated as a Subsidiary pursuant to Section 5.12(b), certifying that at the time of such designation or deemed designation, the conditions described in Section 5.12(a) or Section 5.12(b), as applicable, were satisfied;
(d)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;
(e)    promptly after Moody’s, S&P or Fitch shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;
(f)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Loan Parties or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; and
(g)    promptly following the Administrative Agent’s request therefor, all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including information required by the Act and information described in Section 9.15.
Information required to be delivered pursuant to clause (a), (b) or (d) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be publicly available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
SECTION 5.02.    Notices of Material Events. The Borrower will furnish, or cause to be furnished, to the Administrative Agent for distribution to each Lender prompt written notice of the occurrence of any Default of which any Responsible Officer of the Borrower or a Responsible Officer of the General Partner obtains knowledge. Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03.    Existence; Conduct of Business. The Borrower will, and will cause each Significant Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (in the case of the Borrower, in its State of organization) and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03; and provided further that this Section 5.03 shall not require the Borrower or any Significant Subsidiary to preserve or maintain any rights, licenses, permits, privileges or franchises or require any Significant Subsidiary to maintain its legal existence, in each case, if the Borrower shall reasonably determine that the failure to maintain and preserve the same would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
SECTION 5.04.    Payment of Taxes and other Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay, settle or discharge (a) its Tax liabilities and (b) its other governmental obligations which, if unpaid, would reasonably be expected to result in a Lien upon any property of the

Borrower or such Subsidiary before the same shall become delinquent or in default, except in each case to the extent that (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to make such payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05.    Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) maintain all property material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (including by the maintenance of adequate self-insurance reserves to the extent customary among such companies).
SECTION 5.06.    Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which complete and accurate entries, in all material respects, are made of its financial and business transactions in conformity with GAAP and applicable law. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, at the Administrative Agent’s or such Lender’s expense (unless an Event of Default has occurred and is continuing, in which case it shall be at the Borrower’s sole expense), upon reasonable prior notice and subject to any applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract or by law, regulation or governmental guidelines, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that advance notice of any discussion with such independent accountants shall be given to the Borrower and, so long as no Event of Default shall have occurred and be continuing, the Borrower shall have the opportunity to be present at any such discussion. The Administrative Agent and each Lender agree to keep all information obtained by them pursuant to this Section confidential in accordance with Section 9.13.
SECTION 5.07.    Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority (including ERISA and Environmental Laws) applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.08.    Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for working capital and general partnership, corporate or company purposes, as applicable, of the Borrower and its Subsidiaries, including acquisitions of and investments in Subsidiaries, Excluded Ventures and other Persons, and distributions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support the general partnership, corporate or company purposes of the Borrower and its Subsidiaries. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, or permit its Subsidiaries or its or their respective directors, officers, employees or agents to use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, in any material respect, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any other manner that would result in the material violation of any Sanctions applicable to any party to this Agreement.

SECTION 5.09.    Maintenance of Separateness. The Borrower will, and will cause each other Loan Party to, shall observe organizational formalities and keep books and records separate from MPC and the other MPC Companies.
SECTION 5.10.    Required Subsidiary Guarantors.
(a)    If on the Closing Date any Subsidiary guarantees any Indebtedness of the Borrower in an aggregate principal amount of $20,000,000 or more, then such Subsidiary shall execute a Subsidiary Guaranty and deliver it to the Administrative Agent on the Closing Date. If, after the Closing Date, any Subsidiary that is not already a Loan Party guarantees any Indebtedness of the Borrower in an aggregate principal amount of $20,000,000 or more, then such Subsidiary shall become a guarantor of the Obligations by executing a Subsidiary Guaranty and delivering it to the Administrative Agent within ten (10) Business Days of the date on which it guaranteed such Indebtedness (or such later date as agreed to by the Administrative Agent), together with such other additional closing documents, certificates and legal opinions (which may be opinions of in-house counsel) as shall reasonably be requested by the Administrative Agent.
(b)    So long as no Default has occurred and is continuing (or would result from such release), (i) if all of the Equity Interests of a Subsidiary Guarantor that are owned by the Borrower or any other Subsidiary are sold or otherwise disposed of in a transaction or transactions permitted by this Agreement and as a result of such disposition such Person is no longer a Subsidiary or (ii) if (A) the conditions set forth in Section 5.10(a) requiring such Person to be a Subsidiary Guarantor no longer exist and (B) immediately after giving effect to the release of such Subsidiary Guarantor (and giving effect to any repayment of Indebtedness that occurs substantially concurrently with such release), all of the Indebtedness of the Non-Guarantor Subsidiaries is permitted under Section 6.01, then promptly following the Borrower’s request, the Administrative Agent shall execute a release of such Subsidiary Guarantor from its Subsidiary Guaranty. A request by the Borrower for a release pursuant to this Section shall be accompanied by a certificate of a Responsible Officer certifying that the conditions to release set forth in this Section have been satisfied.
(c)    The Borrower may, but shall not be required to, cause Subsidiaries (other than those required to become Subsidiary Guarantors pursuant to Section 5.10(a)) to become Subsidiary Guarantors pursuant to Section 9.09.
SECTION 5.11.    Anti-Corruption Laws and Sanctions. The Borrower will maintain and implement policies and procedures designed, in its reasonable business judgment, to promote compliance by the Borrower, its Wholly Owned Subsidiaries and their respective directors, officers, employees and agents (when acting in their capacity as agents for the Borrower or its Subsidiaries) with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.12.    Excluded Ventures.
(a)    The Borrower may designate any subsidiary to be an Excluded Venture; provided that at the time of such designation and immediately after giving effect thereto (i) no Default shall exist, (ii) the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents will be true and correct in all material respects as if remade at the time of such designation, except to the extent such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date (provided that such materiality qualifier shall not be applicable to any representation and warranty that already is qualified or modified by materiality in the text thereof) and (iii) such subsidiary does not, at the time of designation and does not at any time thereafter while it is an Excluded Venture, Guarantee or otherwise become directly or indirectly liable with respect to, or grant any Liens on any of its property to secure, any Indebtedness of the Borrower or any Subsidiary or any obligations of the Borrower or any Subsidiary in respect of any Sale and Leaseback Transaction; provided further that the Borrower may not designate any of the following as an Excluded Venture: Pipe Line Holdings, MPLX Opco, MWE, the general partner of MWE, MarkWest Hydrocarbon or any subsidiary of the Borrower holding Equity Interests in any of the foregoing entities. Designation by the Borrower pursuant to this Section shall be deemed to be a representation and warranty by the Borrower as of such date as to the matters specified in this Section.
(b)    The Borrower may designate any Excluded Venture to be a Subsidiary, provided that at the time of such designation and after giving effect thereto, (i) such Excluded Venture shall not have outstanding Indebtedness, other than Indebtedness permitted under Section 6.01, or Liens on any of its property, other than Liens permitted under Section 6.02 (in each case taking into account the other Indebtedness of Subsidiaries, and the Liens on property of the Borrower and its Subsidiaries, then existing), (ii) no Default shall exist and (iii) the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents will be true and correct in all material respects as if remade at the time of such designation, except to the extent such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date (provided that such materiality qualifier shall not be applicable to any representation and warranty that already is qualified or modified by materiality in the text thereof). The designation of any Excluded Venture as a Subsidiary shall constitute the incurrence by such Subsidiary, at the time of designation, of (x) all Indebtedness of such Subsidiary and (y) all Liens on property of such Subsidiary existing at such time.
(c)    The Borrower shall not, and shall not permit any of its Subsidiaries to, Guarantee, or grant or otherwise permit a Lien on any of its or their property to secure, any Indebtedness of an Excluded Venture or any obligations of an Excluded Venture in respect of any Sale and Leaseback Transaction, other than (i) Liens on Equity Interests of an Excluded Venture to secure Indebtedness of such Excluded Venture that is non-recourse to the Borrower and its Subsidiaries and (ii) Guarantees of Indebtedness of Excluded Ventures in an aggregate amount not to exceed 2.5% of Consolidated Net Tangible Assets at the time of incurrence or assumption thereof. As used in this paragraph (c), “non-recourse” means Indebtedness of an Excluded Venture for which recourse to the Borrower or any Subsidiary, whether contractual or as a matter of law, for non-payment of such Indebtedness is limited to Equity Interests issued by such Excluded Venture. The provisions of clause (ii) of this paragraph (c) shall not apply to Guarantees of Indebtedness of LOCAP LLC, LOOP LLC, Crowley Coastal Partners, LLC or any of their respective Subsidiaries in the event that any such Person becomes a subsidiary after the Closing Date.
(d)    If at any time an Excluded Venture fails to meet any requirement set forth in clause (iii) of paragraph (a) or in paragraph (c) of this Section 5.12, it will thereafter automatically cease to be an Excluded Venture and shall constitute a Subsidiary for all purposes of this Agreement, and any Indebtedness and Liens of such Subsidiary will be deemed to be incurred by such Subsidiary as of such date.
(e)    Any subsidiary of an Excluded Venture shall automatically constitute an Excluded Venture. At the time that an entity becomes a subsidiary of an Excluded Venture, the Borrower shall be deemed to have designated such subsidiary as an Excluded Venture pursuant to Section 5.12(a).
(f)    If at any time an entity that has been designated as an Excluded Venture ceases to be a subsidiary of the Borrower, then such entity shall cease to be an Excluded Venture.

ARTICLE VI
Negative Covenants; Financial Covenant
From and after the Closing Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01.    Indebtedness.The Borrower will not permit any Non-Guarantor Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness owing to a Loan Party or a Wholly Owned Subsidiary;
(b)    Indebtedness existing on the Closing Date which is either (i) set forth on Schedule 6.01 or (ii) in a principal amount which is less than (x) $25,000,000 individually and (y) $50,000,000 in the aggregate;
(c)    Indebtedness incurred to finance the acquisition, construction, repair, development or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction, repair, development or improvement and (ii) if such Indebtedness is secured, the Liens securing it are permitted by Section 6.02(a)(iii);
(d)    Indebtedness of a Person existing at the time such Person becomes a subsidiary of the Borrower after the Closing Date or is merged with or into a subsidiary of the Borrower after the Closing Date and, in each case, not incurred in contemplation of such transaction;
(e)    extensions, refinancings, renewals or replacements of the Indebtedness permitted by clause (b), (c) or (d) above which, in the case of any such extension, refinancing, renewal or replacement, does not increase the amount of the Indebtedness being extended, refinanced, renewed or replaced, other than amounts incurred to pay the costs of such extension, refinancing, renewal or replacement;
(f)    other Indebtedness of Non-Guarantor Subsidiaries; provided that the sum, without duplication, of (i) the outstanding aggregate principal amount of all such Indebtedness of Non-Guarantor Subsidiaries, plus (ii) the outstanding aggregate amount of Attributable Debt under all Sale and Leaseback Transactions permitted under Section 6.02(b), plus (iii) the outstanding aggregate principal amount of all Indebtedness or other obligations secured by Liens permitted under Section 6.02(a)(x) shall not exceed 15% of Consolidated Net Tangible Assets at the time of creation, incurrence or assumption thereof; and
(g)    Indebtedness of any Non-Guarantor Subsidiary as an account party in respect of trade letters of credit or in respect of bid, performance or surety bonds, workers’ compensation claims or self-insurance obligations, in each case incurred in the ordinary course of business, including reimbursement obligations of any Non-Guarantor Subsidiary incurred in the ordinary course of its business with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims and self-insurance obligations (in each case, other than Guarantees of and obligations for money borrowed).

SECTION 6.02.    Liens and Sale and Leaseback Transactions.
(a)    Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset (including accounts receivable, royalties and other revenues) now owned or hereafter acquired by it, or assign or sell any receivables in connection with any financing transaction or series of financing transactions (including factoring arrangements), except:
(i)    Permitted Encumbrances;
(ii)    any Lien on any property or asset of the Borrower or any Subsidiary existing on the Closing Date which is either (A) set forth on Schedule 6.02 or (B) securing Indebtedness or other obligations in a principal amount which is less than (x) $25,000,000 individually and (y) $50,000,000 in the aggregate;
(iii)    Liens on fixed or capital assets acquired, constructed, repaired, developed or improved by the Borrower or any of its respective Subsidiaries; provided that (A) such Liens secure only Indebtedness, including Capital Lease Obligations, incurred to finance the acquisition, construction, repair, development or improvement of such assets, (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction, repair, development or improvement, and (C) such Liens shall not apply to any other property or assets (other than accessions and improvements thereto);
(iv)    Liens under any Sale and Leaseback Transaction permitted under Section 6.02(b);
(v)    Liens securing Indebtedness or other obligations of the Borrower or any of its Subsidiaries in favor of any Loan Party;
(vi)    (A) Liens on property existing at the time such property is acquired by a Loan Party or any of its Subsidiaries and not created in contemplation of such acquisition (or on repairs, improvements, additions or accessions thereto) and (B) Liens on the assets of any Person at the time such Person becomes a subsidiary of the Borrower and not created in contemplation of such Person becoming a subsidiary of the Borrower (or on repairs, improvements, additions or accessions thereto), provided that, in the case of clauses (A) and (B), such Liens do not extend to any other assets;
(vii)    Liens on cash and cash equivalents securing obligations under any Swap Agreement, provided that the aggregate amount of all such obligations secured by such Liens shall not at any time exceed $200,000,000;
(viii)    extensions, renewals and replacements of the Liens described in clause (ii), (iii) or (vi) above, so long as there is no increase in the Indebtedness or other obligations secured thereby (other than amounts incurred to pay costs of the extension, renewal and replacement of the Indebtedness secured by such Liens) and no additional property (other than accessions and improvements in respect of such property) is subject to such Lien;
(ix)    Liens on Equity Interests in a Joint Venture owned by the Borrower or any Subsidiary securing obligations of such Joint Venture and Liens on Equity Interests in an Excluded Venture owned by the Borrower or any Subsidiary securing obligations of such Excluded Venture; and
(x)    Liens not otherwise permitted by other clauses of this Section 6.02(a) securing Indebtedness or other obligations of the Borrower or any of its Subsidiaries, provided that the sum, without duplication, of (A) the aggregate outstanding principal amount of all such Indebtedness and obligations plus (B) the aggregate outstanding amount of Attributable Debt under all Sale and Leaseback Transactions permitted under Section 6.02(b) plus (c) the aggregate outstanding principal amount of Indebtedness of Non-Guarantor Subsidiaries permitted pursuant to Section 6.01(f) shall not exceed 15% of Consolidated Net Tangible Assets at the time of creation, incurrence or assumption of such Lien.
(b)    Sale and Leaseback Transactions. The Borrower will not, and will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction if, after giving effect to such Sale and Leaseback Transaction, the sum, without duplication, of (i) the aggregate amount of Attributable Debt under all such Sale and Leaseback Transactions, plus (ii) the outstanding aggregate principal amount of all Indebtedness of Non-Guarantor Subsidiaries permitted under Section 6.01(f), plus (iii) the outstanding aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries secured by Liens permitted under Section 6.02(a)(x), shall exceed 15% of Consolidated Net Tangible Assets at the time of consummation of such Sale and Leaseback Transaction.
SECTION 6.03.    Mergers, Fundamental Changes and Dispositions. The Borrower will not, and will not permit any other Loan Party to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that (a) if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, any Person may merge with or into the Borrower, provided that the Borrower shall be the surviving entity; (b) any Loan Party that is a Subsidiary may merge into or consolidate with or sell, transfer, lease or otherwise dispose of its assets to the Borrower or another Subsidiary; (c) any Loan Party that is a Subsidiary may merge into, or consolidate with, any Person other than the Borrower or another Subsidiary if (i) such Loan Party is the surviving entity or (ii) such other Person is the surviving entity and becomes a Subsidiary and a Subsidiary Guarantor contemporaneously with such merger or consolidation; and (d) any Loan Party (other than the Borrower) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.
SECTION 6.04.    Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or engage in any material transaction (including any sale, lease, transfer, purchase or acquisition of property or assets) with any of its Affiliates, except on terms and conditions, taken as a whole, that are substantially no less favorable to the Borrower or such Subsidiary as could be obtained on an arm’s-length basis from unrelated third parties (or, if in the good faith judgment of the General Partner’s board of directors, no comparable transaction is available with which to compare any such transaction, such transaction, taken as a whole, is otherwise fair to the Borrower or such Subsidiary); provided that the foregoing restriction shall not apply to (a) transactions between or among the Loan Parties and Wholly Owned Subsidiaries and not involving any other Person; (b) transactions involving any employee benefit plans or related trusts of the Borrower or any of its Subsidiaries; (c) transactions pursuant to any contract or agreement existing as of the Closing Date and listed on Schedule 6.04; (d) the payment of reasonable compensation, fees and expenses to, and indemnity provided on behalf of, directors and officers of the Borrower or any of its Subsidiaries in the ordinary course of business; (e) transactions entered into with the MPC Companies on terms and conditions that are fair and reasonable to the Borrower and its Subsidiaries, taking into account the totality of the relationship between the Borrower and the Subsidiaries, on the one hand, and the MPC Companies, on the other, including the contemplated transactions set forth on Schedule 6.04; (f) transactions pursuant to any contract or agreement, between the Borrower or any of its Subsidiaries, on one hand, and MPC and its subsidiaries, on the other, that as of the Closing Date has been filed as an exhibit to any report or statement filed by the Borrower or MPC with the SEC, in each case as such contract or agreement is in effect on the Closing Date or as amended, supplemented or otherwise modified, or as replaced, thereafter, so long as such amendments, supplements or other modifications, or such replacement contract or agreement, individually or in the aggregate, are not materially adverse to the interests of the Lenders, (g) transactions approved by the Conflicts Committee of the Board of Directors (or equivalent governing body) of the General Partner (or the equivalent successor body to such Conflicts Committee); (h) investments in Excluded Ventures (including Guarantees permitted by Section 5.12(c)) or in Joint Ventures; and (i) any Restricted Payment permitted by Section 6.07.
SECTION 6.05.    Fiscal Year; Accounting Principles. The Borrower will not, and will not permit any Subsidiary to, change (a) its current fiscal year or (b) its current accounting principles used in the preparation of financial statements unless such change in accounting principles is required or permitted by GAAP, in each case, other than changes with respect to a Subsidiary made in order to conform to the fiscal year or principles of the Borrower.
SECTION 6.06.    Change in Nature of Business. The Borrower will not, and will not permit any Subsidiary to, engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date, any business substantially related or incidental thereto or logical extensions thereof or any other business which generates “qualifying income” under the Code.
SECTION 6.07.    Restricted Payments. The Borrower will not declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (a) the Borrower may declare and make dividend payments and other distributions payable solely in the Equity Interests of the Borrower and (b) so long as no Event of Default exists or would be caused by the declaring or making of such Restricted Payment, the Borrower may declare and make Restricted Payments in accordance with its partnership agreement; provided that the foregoing shall not operate to prohibit the payment of distributions of Available Cash (as defined in the Borrower’s partnership agreement) to limited partners of the Borrower or the payment by the Borrower for the repurchase of limited partnership interests in the Borrower so long as (i) on the record date for such distribution, or on the date that the Borrower became legally bound to pay the repurchase price for such repurchase (herein also referred to as a “record date”), as applicable, such distribution or such repurchase was permitted by the foregoing and (ii) such distribution or such repurchase price is paid within the earlier of 60 days after the record date and any date under applicable law on which such dividend or repurchase must be consummated.
SECTION 6.08.    Changes in Organization Documents. The Borrower will not, and will not permit any other Loan Party to, shall make any changes to its Organization Documents that would reasonably be expected to have a Material Adverse Effect.
SECTION 6.09.    Maximum Consolidated Leverage Ratio. The Borrower shall not permit, as of each Quarter-End Date, a ratio of Consolidated Total Debt as of such date to Consolidated EBITDA for the four fiscal quarter period ending on such date to be greater than (a) during an Acquisition Period, 5.5 to 1.0 and (b) at all other times, 5.0 to 1.0. In addition, in the event that any Designated Material Debt is excluded from the calculation of Consolidated Total Debt as of any Quarter-End Date (such excluded

Debt is referred to herein as the “Excluded Debt”) and any Excluded Debt remains outstanding on the Compliance Certificate Delivery Date with respect to such Quarter-End Date, then the Borrower shall not permit, on such Compliance Certificate Delivery Date, the ratio of (x) Consolidated Total Debt as of such Quarter-End Date plus the amount of Excluded Debt that remains outstanding on such Compliance Certificate Delivery Date to (y) Consolidated EBITDA for the four fiscal quarter period ended on such Quarter-End Date, to exceed the foregoing ratio. For purposes of calculating compliance with this Section 6.09, Consolidated EBITDA may include, at the Borrower’s option, any Material Project EBITDA Adjustments as provided in the definition thereof.
ARTICLE VII
Events of Default
If any of the following events (“Events of Default”) shall occur:
(a)    any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c)    any representation, warranty or certification made or deemed made by or on behalf of any Loan Party or any Subsidiary in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (with respect to the Borrower’s existence), Section 5.08, Section 5.10 or Article VI;
(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) a Responsible Officer of a Loan Party becoming aware of such failure or (ii) notice of such failure is given by the Administrative Agent to the Borrower;
(f)    the General Partner or any Loan Party or any Subsidiary shall fail to make any payment in excess of $1,000,000 in the aggregate (whether of principal, interest, fees or other amounts) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness;
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale or transfer of the property or assets securing such Indebtedness or (ii) any Indebtedness that becomes due as a result of a voluntary prepayment, purchase or redemption thereof;

(h)    an involuntary proceeding shall be commenced, or an involuntary petition shall be filed, in any court of competent jurisdiction seeking (i) liquidation, reorganization or other relief in respect of the General Partner, any Loan Party or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the General Partner, any Loan Party or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered by such court;
(i)    the General Partner, any Loan Party or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the General Partner, any Loan Party or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;
(j)    the General Partner, any Loan Party or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)    one or more final judgments (whether or not appealable) for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent not covered by independent third-party insurance (other than normal deductibles) as to which the insurer has been notified of such judgment and has not issued a notice denying coverage thereof) shall be rendered by a court of competent jurisdiction against the General Partner, a Loan Party or any Subsidiary or any combination thereof, and either (i) the same shall remain undischarged or unsatisfied for a period of 45 consecutive days (or 60 consecutive days in the case of judgments rendered in foreign jurisdictions outside of the United States of America) during which execution shall not be effectively stayed (it being understood that, for the purposes of this clause (k), “independent third-party insurance” shall include industry mutual insurance companies in which the General Partner, any Loan Party or any Subsidiary has an ownership interest) or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the General Partner, any Loan Party or any Subsidiary to enforce any such judgment;
(l)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(m)    other than as a result of (i) the termination of the obligations any Subsidiary Guarantor under a Subsidiary Guaranty pursuant to the terms thereof or pursuant to Section 5.10(b) or Section 9.09, (ii) the exchange or replacement of any promissory note hereunder (with respect to the previously existing promissory note which was so exchanged or replaced), (iii) the agreement of the Required Lenders or all Lenders, as may be required hereunder or (iv) in accordance with the other provisions of this Agreement, the expiration or termination of the Commitments, the payment in full of the principal and interest on each Loan, all fees payable hereunder and all other Obligations, the expiration or termination of all Letters of Credit and the reimbursement of all LC Disbursements, any Loan Document (or any material provision thereof), at any time after its execution and delivery, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable; or any Loan Party denies in writing that it has any liability or obligation thereunder, or purports to revoke, terminate or rescind any Loan Document (other than pursuant to the terms hereof or thereof); or

(n)    a Change in Control shall occur;
then, and in every such event (other than an event with respect to a Loan Party described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter (at any time during the continuance of such event) be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party; and in case of any event with respect to a Loan Party described in clause (h) or (i) of this Article, the Commitments shall immediately and automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall immediately and automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.
ARTICLE VIII
The Administrative Agent
SECTION 8.01.    Appointment and Authority. Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints the Person named as the Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except for the approval rights of the Borrower set forth in Section 8.06 and Section 8.10, neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 8.02.    Rights as a Lender and Issuing Bank. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank, as applicable, and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” and “Issuing Bank” or “Issuing Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.
SECTION 8.03.    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or otherwise or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or otherwise; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02 and Article VII) or (ii) unless a court of competent jurisdiction shall have determined by a final, non-appealable judgment that the Administrative Agent was grossly negligent or acted with willful misconduct in taking or not taking any such action. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice (stating that it is a “notice of default”) describing such Default is given in writing to the Administrative Agent by a Loan Party, a Lender or an Issuing Bank.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
SECTION 8.04.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank sufficiently in advance prior to the making of such Loan or the issuance, extension, renewal or amendment of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 8.05.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
SECTION 8.06.    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor (which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States) approved by the Borrower (such approval not to be unreasonably withheld, conditioned or delayed), provided that no approval of the Borrower shall be necessary if an Event of Default has occurred and is continuing. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Closing Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Closing Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and appoint a successor (which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States) approved by the Borrower (such approval not to be unreasonably withheld, conditioned or delayed); provided that no approval of the Borrower shall be necessary if an Event of Default has occurred and is continuing. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Closing Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time, if any, as the Required Lenders appoint, with the approval of the Borrower to the extent provided above, a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.16(h) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Closing Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)    Any resignation by Wells Fargo Bank, National Association (“Wells Fargo”) as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank and the Swingline Lender. If Wells Fargo resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and the Total LC Exposure with respect thereto. If Wells Fargo resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor Issuing Bank or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as applicable, (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo to effectively assume the obligations of Wells Fargo with respect to such Letters of Credit.
SECTION 8.07.    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or Issuing Bank, or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, or any related agreement or any document furnished hereunder or thereunder.
SECTION 8.08.    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, the Joint Lead Arrangers, the Documentation Agents or the Syndication Agent listed on the cover page hereof shall have any duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.
SECTION 8.09.    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or otherwise or any other judicial proceeding relating to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Total LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Section 2.11 and Section 9.03) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.11 and Section 9.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.
SECTION 8.10.    Release of Lien on Cash Collateral Upon Expiration of Letters of Credit. The Lenders irrevocably authorize the Administrative Agent to release its Lien on Cash Collateral at such time as all Letters of Credit have expired, all Obligations have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and the Aggregate Commitments have terminated.

ARTICLE IX
Miscellaneous
SECTION 9.01.    Notices; Effectiveness; Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone or electronic mail (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax as follows:
(i)    if to the Borrower or any other Loan Party, to it at MPLX LP, 200 East Hardin St., Findlay, Ohio 45840, Attention of Pamela K.M. Beall, Executive Vice President and Chief Financial Officer (Telephone No. (419) 429-5640; Fax No. (419) 421-3951; Email: pkbeall@marathonpetroleum.com) and MPLX LP, 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, CO 80202-2126 Attention of C. Corwin Bromley (Telephone No. (303) 925-9220; Fax No. (303) 925-9308; Email: cbromley@markwest.com), with a copy to Marathon Petroleum Corporation, 539 South Main Street, Findlay, Ohio 45840, Attention of Timothy T. Griffith, Senior Vice President and Chief Financial Officer (Telephone: (419) 421-3137; Email: ttgriffith@marathonpetroleum.com) and Suzanne Gagle, Vice President and General Counsel (Telephone: (419) 421-3112; Email: sgagle@marathonpetroleum.com)] or such other address, telephone number, fax number or electronic mail address provided by the Borrower to the Administrative Agent for purposes of Section 9.10(d);
(ii)    if to the Administrative Agent, to Wells Fargo Bank, National Association, to it at Wells Fargo Bank, National Association, 1525 W WT Harris Blvd, Charlotte, NC 28262, Mail Code: D1109-019, Attention: Syndication Agency Services (Telephone No. (704) 590-2706; Fax No. (704) 715-0017; Email: agencyservices.requests@wellsfargo.com), with a copy to Nathan Starr, Wells Fargo Energy Group, 1000 Louisiana Street, 10th Floor, Houston, TX 77002, Mail Code: MAC T0002-107 (Telephone No. (713) 319-1977; Fax No. (713) 319-1053; Email: nathan.starr@wellsfargo.com);
(iii)    if to an Issuing Bank: (A) in the case of Wells Fargo Bank, National Association, to it at Wells Fargo Bank, National Association, 1525 W WT Harris Blvd, Charlotte, NC 28262, Mail Code: D1109-019, Attention: Syndication Agency Services (Telephone No. (704) 590-2706; Fax No. (704) 715-0017; Email: agencyservices.requests@wellsfargo.com); and (B) in the case of any other Issuing Bank, to it at its address (or telephone number, fax number and email address, as applicable) as separately notified in writing by such Issuing Bank to the Borrower and the Administrative Agent;
(iv)    if to the Swingline Lender, to it at Wells Fargo Bank, National Association, 1525 W WT Harris Blvd, Charlotte, NC 28262, Mail Code: D1109-019, Attention: Syndication Agency Services (Telephone No. (704) 590-2706; Fax No. (704) 715-0017; Email: agencyservices.requests@wellsfargo.com); and
(v)    if to a Lender, to it at its address (or telephone number, fax number and email address, as applicable) set forth in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next

Business Day for the recipient). Notices and other communications delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in such paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower (on behalf of itself and the other Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Change of Address, etc. Any party hereto may change its address, telephone number, fax number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.
(d)    Platform.
(i)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative

Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.
SECTION 9.02.    Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or under any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that the Borrower, the Administrative Agent and the Lenders consenting to the Borrower’s request for any extension of the Maturity Date in accordance with Section 2.21 or providing any Commitment Increase in accordance with Section 2.22 may enter into any amendment necessary to implement the terms of such extension or Commitment Increase in accordance with the terms of this Agreement without the consent of any other Lender; provided further that (subject to Section 2.20 with respect to any Defaulting Lender) no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than as a result of any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.12(c)), or reduce any fees or other amounts (to the extent that such other amounts are then due and payable) payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or 2.17(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) change any of the provisions of Section 2.20, without the prior written consent of the Administrative Agent, the Issuing Banks and the Swingline Lender or (vii) release any material Subsidiary Guarantor from its Subsidiary Guaranty, except as provided in Section 5.10 or Section 9.09, as applicable, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be.

Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) above and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification.
(c)    The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.
SECTION 9.03.    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of one firm of outside counsel for the Administrative Agent and the Arrangers (and, if necessary, one firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field, as applicable, at any one time for the Administrative Agent, the Arrangers and their respective Affiliates taken as a whole) in connection with the syndication of the Facility, the preparation and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable invoiced out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (and, without limiting the foregoing, shall reimburse each Indemnitee upon demand for any reasonable and documented out-of-pocket legal or other expenses incurred by such Indemnitee in connection with investigating or defending any of the foregoing), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any

Indemnitee is a party thereto and regardless of whether brought by a third party or by the Borrower or any of its subsidiaries or any other Affiliates and regardless of any exclusive or contributory negligence of any Indemnitee; provided that (i) the foregoing indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are found by a final, non-appealable judgment of a court of competent jurisdiction to arise out of or in connection with the willful misconduct, bad faith or gross negligence of such Indemnitee or the material breach by such Indemnitee of the express terms of the Loan Documents or (y) arise out of, or in connection with, any claim, litigation, investigation or proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee, provided that this clause (y) shall not limit the Borrower’s obligation to indemnify and hold harmless the Administrative Agent, each Arranger and each Issuing Bank in its capacity as such; (ii) the Borrower shall not, in connection with any such proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate law firm (and, if necessary, one firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field, as applicable, at any one time for the Indemnitees as a whole; provided that in the case of a conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict, the Borrower shall be responsible for the reasonable fees and expenses of one firm of counsel (and, if necessary, one firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field, as applicable) for each such affected Indemnitee); (iii) each Indemnitee shall consult with the Borrower from time to time at the request of the Borrower regarding the conduct of the defense in any such proceeding (other than in respect of proceedings in which the Borrower or any of its Affiliates is a party adverse to such Indemnitee); and (iv) the Borrower shall not be obligated to pay an amount of any settlement entered into without its consent (which shall not be unreasonably withheld), except if such settlement shall have been entered into more than 90 days after receipt by the Borrower of a request by an Indemnitee for reimbursement of its legal or other expenses incurred in connection with such proceeding and the Borrower shall not have either (x) reimbursed such Indemnitee therefor in accordance with, and to the extent required by, this paragraph prior to the date of such settlement or (y) provided written notice to such Indemnitee that it disputes such Indemnitee’s claim for indemnification under this paragraph with respect to such proceeding. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing under paragraph (a) or (b) of this Section (and without limiting the Borrower’s obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any sub-agent thereof), such Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Bank or the Swingline Lender in connection with such capacity.
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law and without limiting in any way the Borrower’s reimbursement or indemnification obligations set forth in paragraph (a) or (b) of this Section, no party hereto nor any of their respective directors, officers, employees and agents shall assert, and each party hereto hereby waives, any claim against each other such Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No

Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through electronic, telecommunications or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section shall be payable promptly after written demand therefor.
(f)    Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder
SECTION 9.04.    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) except as expressly provided in Section 6.03, neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance this Section (and any other attempted assignment or transfer by any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arrangers and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignment by Lenders.(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:
(A)    the Borrower; provided that no consent of the Borrower shall be required for an assignment to (x) a Lender, an Affiliate of a Lender or an Approved Fund or (y) if an Event of Default has occurred and is continuing, any other assignee;
(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of Loans or Commitments to a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)    each Issuing Bank and Swingline Lender.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the

Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (not to be unreasonably withheld, conditioned or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and the Commitment assigned;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;
(E)    the assignee, if it shall not be a Lender, shall be required to execute and deliver the applicable forms to the extent required under Section 2.16(f) for any Lender, and no assignment shall be effective in connection herewith unless and until such forms are so delivered; and
(F)    the assignment shall be recorded in the Register as required under Section 9.04(c), and no assignment shall be effective in connection herewith unless and until such assignment is so recorded.
If the consent of the Borrower is required pursuant to this Section 9.04(b) in connection with any assignment, then the Borrower shall be deemed to have provided such consent unless it has notified the Administrative Agent of its refusal to give such consent within ten Business Days following the Borrower receiving a written request for such consent with respect to such assignment.
(iii)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iv)    Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.15, Section 2.16 and Section 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may, at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.03(c) with respect to any payments made by such Lender to its Participants.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the second proviso to Section 9.02(b) (other than clause (vi) thereof to the extent that any applicable change to Section 2.20 pursuant to such clause (vi) would not result in any of the changes referred to in the other clauses of such second proviso) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14, Section 2.15 and Section 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that (A) such Participant agrees to be subject to the provisions of Section 2.16 (including Section 2.16(f)), Section 2.17 and Section 2.18 as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; (B) such Participant shall not be entitled to receive any greater payment under Section

2.14 or Section 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation; and (C) the Borrower shall be notified promptly by the applicable Lender of each participation sold by such Lender to a Participant pursuant to this paragraph. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement and the other Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the Borrower as provided above and to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Pledge by Lender. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Assignment by Issuing Bank. In the event that a Lender that is an Issuing Bank assigns all of its Commitments and Loans hereunder to a Person (other than an Affiliate of an Issuing Bank) in accordance with this Section 9.04, such Lender may resign from its role as an Issuing Bank hereunder. Any resigning Issuing Bank shall retain all the rights and duties of an Issuing Bank hereunder with respect to all Letters of Credit (and LC Exposure related thereto) issued by it that are outstanding as of the effective date of its resignation as an Issuing Bank. The Borrower may, or, at the request of such resigned Issuing Bank, the Borrower shall use commercially reasonable efforts to, arrange for one or more of the other Issuing Banks to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such resigned Issuing Bank and outstanding at the time of such resignation, or make other arrangements satisfactory to the resigned Issuing Bank to effectively cause another Issuing Bank to assume the obligations of the resigned Issuing Bank with respect to any such Letters of Credit.
SECTION 9.05.    Survival. All covenants, agreements, representations and warranties made by the Borrower and the other Loan Parties herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents (including for purposes of determining whether the Borrower is required to comply with Article V or Article VI, but excluding Section 2.14, Section 2.15, Section 2.16 and Section 9.03 and any expense reimbursement or indemnity provisions set forth in any other Loan Document), and the Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d) or Section 2.05(e).The provisions of Section 2.14, Section 2.15, Section 2.16 and Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, any other Loan Documents and any separate letter agreements referred to in Section 4.01(f) and any other letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to the satisfaction or waiver of the conditions set forth in Section 4.01. Delivery of an executed counterpart of a signature page of this Agreement by fax or electronic transmission (in .pdf or .tif format) shall be effective for all purposes as delivery of a manually executed counterpart of this Agreement.
SECTION 9.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Bank or their respective Affiliates which are then due and payable, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 9.09.    Subsidiary Guarantees. The Borrower may (but is not required to), at any time upon three Business Days’ notice to the Administrative Agent, cause any of its Subsidiaries organized under the laws of the United States of America, any State thereof or the District of Columbia and not owned, directly or indirectly, by any “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) in its chain of ownership to become a Subsidiary Guarantor by such Subsidiary executing and delivering to the Administrative Agent a Subsidiary Guaranty, together with such evidence of authority and opinions (which may be opinions of in-house counsel) as the Administrative Agent may reasonably request. So long as no Default has occurred and is continuing (or would result from such release), (a) if all of the Equity Interests of a Subsidiary Guarantor that are owned by the Borrower or any other Subsidiary are sold or otherwise disposed of in a transaction or transactions permitted by this Agreement and as a result of such disposition such Person is no longer a Subsidiary or (b) in the event that, immediately after giving effect to the release of any Subsidiary Guarantor’s Subsidiary Guaranty, all of the Indebtedness of the Non-Guarantor Subsidiaries is permitted under Section 6.01, then, in each case, promptly following the Borrower’s request, the Administrative Agent shall execute a release of such Subsidiary Guarantor from its Subsidiary Guaranty; provided, however that clause (b) of this Section 9.09 shall not authorize the release of a Subsidiary Guarantor from its Subsidiary Guaranty if at the time of the requested release it is required to be a Subsidiary Guarantor pursuant to Section 5.10(a). A request by the Borrower for a release pursuant to this Section shall be accompanied by a certificate of a Responsible Officer certifying that the conditions to release set forth in this Section have been satisfied. Any execution and delivery of any such release by the Administrative Agent shall be without recourse or warranty by the Administrative Agent.
SECTION 9.10.    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of New York.
(b)    Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of New York State courts sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined solely in such New York State court or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)    Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.
SECTION 9.11.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.12.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.13.    Confidentiality.
(a)    Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential or shall be subject to a professional obligation of confidentiality), (ii) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over the Administrative Agent, such Issuing Bank or such Lender, as applicable, or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority (or any request by any governmental bank regulatory authority), (A) promptly notify the Borrower in advance of such disclosure, to the extent permitted by law, and reasonably cooperate with the Borrower in any legal efforts to protect the confidentiality of such Information and (B) so furnish only that portion of such Information which the applicable Person is legally required to disclose), (iii) to the extent required by any legal, judicial, administrative proceeding or other process or otherwise as required by applicable law or regulations (in which case the Administrative Agent, such Issuing Bank or such Lender, as applicable, shall (A) promptly notify the Borrower in advance of such disclosure, to the extent permitted by law, and reasonably cooperate with the Borrower in any legal efforts to protect the confidentiality of such Information and (B) so furnish only that portion of such Information which the applicable Person is legally required to disclose), (iv) to any other party to this Agreement, (v) to any rating agency in connection with rating the Borrower or any Subsidiaries or this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (vi) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (vii) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (viii) subject to an agreement containing provisions no less restrictive than those of this Section, (A) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and (B) any actual or prospective party (or its Related Parties), surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other similar transaction under which payments are to be made by reference to the Obligations or to the Borrower and its obligations or to this Agreement or payments hereunder, (ix) with the consent of the Borrower or (x) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower or any of its Affiliates; provided that (notwithstanding the foregoing) no such nonpublic information which contains projections or forecasts with respect to the Borrower or any of its Affiliates shall be disclosed, disseminated or otherwise made available pursuant to clause (viii) above. For the purposes of this Section, “Information” means all information received from MPC, the Borrower, or any of their respective Subsidiaries relating to MPC, the Borrower or any of their respective Affiliates, Excluded Ventures, Joint Ventures or their business, other than any such information that is available to the Administrative Agent, and Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Affiliates. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)    EACH LENDER ACKNOWLEDGES THAT ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY A LOAN PARTY OR THE ADMINISTRATIVE AGENT PURSUANT TO OR IN CONNECTION WITH, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI. EACH LENDER REPRESENTS TO THE LOAN PARTIES AND THE ADMINISTRATIVE AGENT THAT (I) IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MNPI AND THAT IT WILL HANDLE MNPI IN ACCORDANCE WITH SUCH PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, STATE AND FOREIGN SECURITIES LAWS, AND (II) IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MNPI IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, STATE AND FOREIGN SECURITIES LAWS.
SECTION 9.14.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.15.    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower and the Subsidiary Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and the Subsidiary Guarantors, which information includes the name and address of the Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify the Borrower and the Subsidiary Guarantors in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective for the Administrative Agent and each Lender.
SECTION 9.16.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, the Arrangers or any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and none of the Administrative Agent, the Arrangers or any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 9.17.    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges to be bound by:
(a)    the application of any Write-Down and Conversion Power by any EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancelation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

MPLX LP
By: MPLX GP LLC, its General Partner

By:	/s/ Pamela K.M. Beall
Name: Pamela K.M. Beall Title: Executive Vice President and Chief Financial Officer

[Signature Page to MPLX Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent,

By:	/s/ Nathan Starr
Name: Nathan Starr Title: Vice President

[Signature Page to MPLX Credit Agreement]

SIGNATURE PAGE TO CREDIT AGREEMENT OF MPLX LP

Name of Institution: JPMORGAN CHASE BANK, N.A.
by
/s/ Debra Hrelja
Name: Debra Hrelja Title: Vice President

[Signature Page to MPLX Credit Agreement]

SIGNATURE PAGE TO CREDIT AGREEMENT OF MPLX LP

Name of Institution: BANK OF AMERICA, N.A.
by
/s/ Victor F. Cruz
Name: Victor F. Cruz Title: Vice President

[Signature Page to MPLX Credit Agreement]

SIGNATURE PAGE TO CREDIT AGREEMENT OF MPLX LP

Name of Institution: BARCLAYS BANK PLC
by
/s/ Christopher Aitkin
Name: Christopher Aitkin Title: Assistant Vice President

[Signature Page to MPLX Credit Agreement]

SIGNATURE PAGE TO CREDIT AGREEMENT OF MPLX LP

Name of Institution: CITIBANK, N.A.
by
/s/ Maureen Maroney
Name: Maureen Maroney Title: Vice President

[Signature Page to MPLX Credit Agreement]

SIGNATURE PAGE TO CREDIT AGREEMENT OF MPLX LP

Name of Institution: MIZUHO BANK, LTD.
by
/s/ Leon Mo
Name: Leon Mo Title: Authorized Signatory

[Signature Page to MPLX Credit Agreement]

SIGNATURE PAGE TO CREDIT AGREEMENT OF MPLX LP

Name of Institution: THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
by
/s/ Todd Vaubel
Name: Todd Vaubel Title: Director

[Signature Page to MPLX Credit Agreement]

SIGNATURE PAGE TO CREDIT AGREEMENT OF MPLX LP

Name of Institution: ROYAL BANK OF CANADA
by
/s/ Jason S. York
Name: Jason S. York Title: Authorized Signatory

[Signature Page to MPLX Credit Agreement]

SIGNATURE PAGE TO CREDIT AGREEMENT OF MPLX LP

Name of Institution: BNP PARIBAS
by
/s/ Joe Onischuk
Name: Joe Onischuk Title: Managing Director

by
/s/ Reginald Crichlow
Name: Reginald Crichlow Title: Vice President

[Signature Page to MPLX Credit Agreement]

SIGNATURE PAGE TO CREDIT AGREEMENT OF MPLX LP

Name of Institution: GOLDMAN SACHS BANK USA
by
/s/ Josh Rosenthal
Name: Josh Rosenthal Title: Authorized Signatory

[Signature Page to MPLX Credit Agreement]

SIGNATURE PAGE TO CREDIT AGREEMENT OF MPLX LP

Name of Institution: PNC BANK
by
/s/ Stephen Monto
Name: Stephen Monto Title: SVP

[Signature Page to MPLX Credit Agreement]

SIGNATURE PAGE TO CREDIT AGREEMENT OF MPLX LP

Name of Institution: SUNTRUST BANK
by
/s/ Yann Pirio
Name: Yann Pirio Title: Managing Director

[Signature Page to MPLX Credit Agreement]

SIGNATURE PAGE TO CREDIT AGREEMENT OF MPLX LP

Name of Institution: TORONTO DOMINION BANK, NEW YORK BRANCH
by
/s/ Annie Dorval
Name: Annie Dorval Title: Authorized Signatory

[Signature Page to MPLX Credit Agreement]

SIGNATURE PAGE TO CREDIT AGREEMENT OF MPLX LP

Name of Institution: THE BANK OF NOVA SCOTIA
by
/s/ Alfredo Brahim
Name: Alfredo Brahim Title: Director

[Signature Page to MPLX Credit Agreement]

SIGNATURE PAGE TO CREDIT AGREEMENT OF MPLX LP

Name of Institution: U.S. BANK NATIONAL ASSOCIATION
by
/s/ John Prigge
Name: John Prigge Title: Senior Vice President

[Signature Page to MPLX Credit Agreement]

SIGNATURE PAGE TO CREDIT AGREEMENT OF MPLX LP

Name of Institution: UBS AG, STAMFORD
by
/s/ Craig Pearson
Name: Craig Pearson Title: Associate Director

by
/s/ Darlene Arias
Name: Darlene Arias Title: Director

[Signature Page to MPLX Credit Agreement]

SIGNATURE PAGE TO CREDIT AGREEMENT OF MPLX LP

Name of Institution: BRANCH BANKING & TRUST COMPANY
by
/s/ Lincoln LaCour
Name: Lincoln LaCour Title: Assistant Vice President

[Signature Page to MPLX Credit Agreement]

SIGNATURE PAGE TO CREDIT AGREEMENT OF MPLX LP

Name of Institution: FIFTH THIRD BANK
by
/s/ Matthew Lewis
Name: Matthew Lewis Title: Vice President

[Signature Page to MPLX Credit Agreement]

SIGNATURE PAGE TO CREDIT AGREEMENT OF MPLX LP

Name of Institution: COMERICA BANK
by
/s/ Robert Wilson
Name: Robert Wilson Title: Vice President

[Signature Page to MPLX Credit Agreement]

SIGNATURE PAGE TO CREDIT AGREEMENT OF MPLX LP

Name of Institution: THE HUNTINGTON NATIONAL BANK
by
/s/ Jason A. Zilewicz
Name: Jason A. Zilewicz Title: Vice President

[Signature Page to MPLX Credit Agreement]

SCHEDULE 2.01
COMMITMENTS

Lender	Commitment
Wells Fargo Bank, National Association	$153,000,000
JPMorgan Chase Bank, N.A.	$153,000,000
Bank of America, N.A.	$153,000,000
Barclays Bank PLC	$153,000,000
Citibank, N.A.	$153,000,000
Mizuho Bank, Ltd.	$153,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$153,000,000
Royal Bank of Canada	$153,000,000
BNP Paribas	$105,000,000
Goldman Sachs Bank USA	$105,000,000
PNC Bank	$105,000,000
SunTrust Bank	$105,000,000
Toronto Dominion Bank, New York Branch	$105,000,000
The Bank of Nova Scotia	$105,000,000
U.S. Bank National Association	$105,000,000
UBS AG, Stamford Branch	$105,000,000
Branch Banking & Trust Company	$49,000,000
Fifth Third Bank	$49,000,000
Comerica Bank	$49,000,000
The Huntington National Bank	$39,000,000
Total	$2,250,000,000

SCHEDULE 2.05
EXISTING LETTERS OF CREDIT

1.	LC#: IS0404095U issued by Wells Fargo Bank, National Association to EQT Energy, LLC for the amount of $3,000,000.

2.	LC#: NZS665011 issued by Wells Fargo Bank, National Association to James River Insurance Co. for the amount of $300,000.

SCHEDULE 3.12
SUBSIDIARIES

SUBSIDIARY	JURISDICTION	EQUITY OWNERSHIP
Blanchard Terminal Company LLC	Delaware	100% MPLX Terminals LLC
Hardin Street Marine LLC	Delaware	100% MPLX Operations LLC
Hardin Street Transportation LLC	Delaware	100% MPLX Operations LLC
Marathon Pipe Line LLC	Delaware	100% MPLX Pipe Line Holdings LLC
MarkWest Blackhawk, L.L.C.	Texas	100% MarkWest Energy Operating Company, L.L.C.
MarkWest Buffalo Creek Gas Company, L.L.C.	Oklahoma	100% MarkWest Oklahoma Gas Company, L.L.C.
MarkWest Energy Appalachia, L.L.C.	Delaware	100% MarkWest Energy Operating Company, L.L.C.
MarkWest Energy East Texas Gas Company, L.L.C.	Delaware	100% MarkWest Energy Operating Company, L.L.C.
MarkWest Energy Finance Corporation	Delaware	100% MarkWest Energy Partners, L.P.
MarkWest Energy GP, L.L.C.	Delaware	100% MarkWest Hydrocarbon, L.L.C.
MarkWest Energy Operating Company, L.L.C.	Delaware	100% MarkWest Energy Partners, L.P.
MarkWest Energy Partners, L.P.	Delaware	99% MPLX LP/1%MWE GP LLC
MarkWest Energy South Texas Gas Company, L.L.C.	Delaware	100% MarkWest Energy Operating Company, L.L.C.
MarkWest Energy West Texas Gas Company, L.L.C.	Delaware	100% MarkWest Energy Operating Company, L.L.C.
MarkWest Gas Marketing, L.L.C.	Texas	100% MarkWest Energy Operating Company, L.L.C.
MarkWest Gas Services, L.L.C.	Texas	100% MarkWest Energy Operating Company, L.L.C.
MarkWest Hydrocarbon, L.L.C.	Delaware	100% MarkWest Energy Partners, L.P.
MarkWest Javelina Company, L.L.C.	Texas	100% MarkWest Energy Operating Company, L.L.C.
MarkWest Javelina Pipeline Company, L.L.C.	Texas	100% MarkWest Energy Operating Company, L.L.C.
MarkWest Liberty Gas Gathering, L.L.C.	Delaware	100% MarkWest Energy Operating Company, L.L.C.
MarkWest Marketing, L.L.C.	Delaware	100% MarkWest Energy Operating Company, L.L.C.
MarkWest McAlester, L.L.C.	Oklahoma	100% MarkWest Oklahoma Gas Company, L.L.C.
MarkWest Michigan Pipeline Company, L.L.C.	Michigan	100% MarkWest Energy Operating Company, L.L.C.

MarkWest Mountaineer Pipeline Company, L.L.C.	Delaware	100% MarkWest Energy Operating Company, L.L.C.
MarkWest New Mexico, L.L.C.	Texas	100% MarkWest Energy Operating Company, L.L.C.
MarkWest Oklahoma Gas Company, L.L.C.	Oklahoma	100% MarkWest Energy Operating Company, L.L.C.
MarkWest Pinnacle, L.L.C.	Texas	100% MarkWest Energy Operating Company, L.L.C.
MarkWest Pioneer, L.L.C.	Delaware	100% MarkWest Energy Operating Company, L.L.C.
MarkWest Pipeline Company, L.L.C.	Texas	100% MarkWest Energy Operating Company, L.L.C.
MarkWest PNG Utility, L.L.C.	Texas	100% MarkWest Energy Operating Company, L.L.C.
MarkWest Power Tex, L.L.C.	Texas	100% MarkWest Energy Operating Company, L.L.C.
MarkWest Ranger Pipeline Company, L.L.C.	Delaware	100% MarkWest Energy Appalachia, L.L.C.
MarkWest Texas LPG Pipeline, L.L.C.	Texas	100% MarkWest Energy Operating Company, L.L.C.
MarkWest Texas PNG Utility, L.L.C.	Texas	100% MarkWest Energy Operating Company, L.L.C.
MarkWest Utica Operating Company, L.L.C.	Delaware	100% MarkWest Energy Operating Company, L.L.C.
Mason Pipeline Limited Liability Company	Michigan	100% MarkWest Hydrocarbon, L.L.C.
Matrex, L.L.C.	Michigan	100% West Shore Processing Company, L.L.C.
MPLX DAPLETCO Holding LLC	Delaware	100% MPLX Operations LLC
MPLX Operations LLC	Delaware	100% MPLX LP
MPLX Ozark Pipe Line LLC	Delaware	100% MPLX Pipe Line Holdings LLC
MPLX Pipe Line Holdings LLC	Delaware	100% MPLX Operations LLC
MPLX Terminal and Storage LLC	Delaware	100% MPLX Operations LLC
MPLX Terminals LLC	Delaware	100% MPLX Operations LLC
MPLXIF LLC	Delaware	100% MPLX LP
MWE GP LLC	Delaware	100% MPLX LP
Ohio River Pipe Line LLC	Delaware	100% MPLX Pipe Line Holdings LLC
West Shore Processing Company, L.L.C.	Michigan	100% MarkWest Energy Operating Company, L.L.C.
Woodhaven Cavern LLC	Delaware	100% MPLX Terminal and Storage LLC

Part (b). Equity investments in any other corporation or entity.
Please list all equity investments in any other corporation or other entity.

ENTITY	JURISDICTION
Centrahoma Processing LLC	Delaware
Guilford County Terminal Company, LLC	Delaware
Johnson County Terminal, LLC	Delaware
MarEn Bakken Company LLC	Delaware
MarkWest Liberty Midstream & Resources, L.L.C.	Delaware
MarkWest Panola Pipeline, L.L.C.	Texas
MarkWest POET, L.L.C.	Delaware
MarkWest Utica EMG, L.L.C.	Delaware
West Relay Gathering Company, L.L.C.	Delaware
Wirth Gathering Partnership	Oklahoma

SCHEDULE 6.01

EXISTING INDEBTEDNESS

1.	$40,000,000 in aggregate principal amount of 5.500% senior notes due 2023 of MarkWest Energy Partners, L.P.

2.	$11,000,000 in aggregate principal amount of 4.500% senior notes due 2023 of MarkWest Energy Partners, L.P.

3.	$1 million in aggregate principal amount of 4.875% senior notes due 2024 of MarkWest Energy Partners, L.P.

4.	$11 million in aggregate principal amount of 4.875% senior notes due 2025 of MarkWest Energy Partners, L.P.

SCHEDULE 6.02

EXISTING LIENS

None

SCHEDULE 6.04

TRANSACTIONS WITH AFFILIATES

1.
The Borrower expects to acquire assets generating an aggregate estimated $1.4 billion of MLP-eligible annual earnings before interest, taxes, depreciation and amortization (“EBITDA) from MPC or one or more of its Affiliates as soon as practicable (included in this total are assets generating an estimated $250 million of EBITDA acquired on March 1, 2017), all as described in MPC’s press release dated January 3, 2017.

2.
The Borrower expects to exchange MPC’s economic interests in the General Partner for newly issued MPLX common units in conjunction with completion of the dropdowns described above, all as described in MPC’s press release dated January 3, 2017.

EXHIBIT A
[FORM OF] ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the credit facility provided for under the Credit Agreement (including any Letters of Credit and Swingline Loans included in, and any Guarantees made pursuant to, such credit facility) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
[Assignor [is] [is not] a Defaulting Lender][1]
2.	Assignee:
[and is [a Lender] [an Affiliate/Approved Fund of [Identify Lender]]][2]
3.	Borrower:	MPLX LP, a Delaware limited partnership

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

1This form as currently drafted contemplates an assignment from a single Assignor to a single Assignee. Revise language as necessary to accommodate an assignment from multiple Assignors and/or an assignment to multiple Assignees.
2 Select as applicable.

5.    Credit Agreement:    Credit Agreement dated as of July 21, 2017, among the Borrower, the Lenders party thereto and the Administrative Agent
6.    Assigned Interest:

Assignor	Assignee	Aggregate Amount of Commitment/Revolving Credit Loans for all Lenders	Amount of Commitment /Revolving Credit Loans Assigned	Percentage Assigned of Commitment/ Revolving Credit Loans	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.    Trade Date:        ______________]7
Effective Date: _______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

3 List Assignor.
4 List Assignee
5 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
6 Set forth, to at least 9 decimals, as a percentage of the Commitment/Revolving Credit Loans of all Lenders thereunder.
7 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:
[NAME OF ASSIGNOR]

By:
Name: Title:

ASSIGNEE:
[NAME OF ASSIGNEE]

By:
Name: Title:

[Consented to and][1] Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name: Title:

[Consented to:][2]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Issuing Bank and Swingline Lender

By:
Name: Title:

JP MORGAN CHASE BANK, N.A., as an Issuing Bank

By:
Name: Title:

BANK OF AMERICA, N.A., as an Issuing Bank

By:
Name: Title:

1 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
2 To be added only if the consent of the Issuing Banks is required by the terms of the Credit Agreement.

6

BARCLAYS BANK, as an Issuing Bank

By:
Name: Title:

CITIBANK, N.A., as an Issuing Bank

By:
Name: Title:

MIZUHO BANK, LTD., as an Issuing Bank

By:
Name: Title:

THE BANK OF TOKYO MITSUBISHI UFJ, LTD., as an Issuing Bank

By:
Name: Title:

ROYAL BANK OF CANADA, as an Issuing Bank

By:
Name: Title:

7

[Consented to:][3]

MPLX LP, a Delaware limited partnership
By:	MPLX GP LLC, its General Partner

By:
Name: Title:

3 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

8

ANNEX 1 TO
ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than statements made by it herein (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document or any collateral thereunder, if any, (iii) the financial condition of the Borrower, any of its Subsidiaries or other Affiliates or any other Person obligated in respect of the Credit Agreement or any other Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or other Affiliates or any other Person of any of their respective obligations under the Credit Agreement or any other Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee and satisfies the other requirements specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been afforded the opportunity to receive, copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) if it is a U.S. Person, attached hereto is an executed copy of IRS Form W-9 certifying that it is exempt from U.S. Federal backup withholding Tax, duly completed and executed by the Assignee and (viii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Assignor, the Administrative Agent, the Arrangers or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Loan Documents, and

4 This form as currently drafted contemplates an assignment from a single Assignor to a single Assignee. Revise language as necessary to accommodate an assignment from multiple Assignors and/or an assignment to multiple Assignees.

9

(ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement or any other Loan Document are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto on different counterparts), which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

10

EXHIBIT B
[FORM OF] BORROWING REQUEST
Wells Fargo Bank, National Association
as Administrative Agent under the
Credit Agreement referred to below
1525 W WT Harris Blvd
Charlotte, NC 28262
Mail Code: D1109-019
Attention: Syndication Agency Services
______________, 20__
Reference is made to the Credit Agreement dated as of July 21, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MPLX LP (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.
The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement that the Borrower hereby requests a Revolving Borrowing and, in that connection, sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03 of the Credit Agreement:
(a)    the aggregate principal amount of the Proposed Borrowing is $__________;1
(b)    the date of the Proposed Borrowing is __________, 20__ (the “Funding Date”);2
(d)    the Proposed Borrowing is [an ABR] [a Eurodollar] Borrowing;
(e)    [such Eurodollar Borrowing shall have an initial Interest Period of [one week] [[one] [two] [three] [six] month[s]];] and
(f)    the funds of the Proposed Borrowing are to be disbursed to [Account Name and Number].3

1 For any Eurodollar Revolving Borrowing, such Proposed Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $5,000,000. For an ABR Revolving Borrowing, such Proposed Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000, except as permitted by Section 2.02(c) of the Credit Agreement.
2 The Funding Date must be a Business Day.
3 In the case of an ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) of the Credit Agreement, identify the Issuing Bank that has made such LC Disbursement.

The undersigned hereby certifies as follows:
(a)    the representations and warranties of the Loan Parties set forth in the Credit Agreement (other than, if the Funding Date is after the Closing Date, representations and warranties in Section 3.04(d) and Section 3.06(a) of the Credit Agreement) and the other Loan Documents are true and correct in all material respects on and as of the Funding Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the Funding Date such representations and warranties continue to be true and correct in all material respects as of such specified earlier date; provided that in each case, such materiality qualifier is not applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and
(b)    at the time of and immediately after giving effect to the Proposed Borrowing on the Funding Date, no Default has occurred and is continuing.

BORROWER:

MPLX LP, a Delaware limited partnership
By:	MPLX GP LLC, its General Partner

By:
Name: Title:

2

EXHIBIT C
[FORM OF] INTEREST ELECTION REQUEST
Wells Fargo Bank, National Association
as Administrative Agent under the
Credit Agreement referred to below
1525 W WT Harris Blvd
Charlotte, NC 28262
Mail Code: D1109-019
Attention: Syndication Agency Services
______________, 20__
Reference is made to the Credit Agreement dated as of July 21, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MPLX LP (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.
The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.07 of the Credit Agreement that it elects to [continue the Revolving Borrowing listed below, or a portion thereof as described below] [convert the Revolving Borrowing listed below, or a portion thereof as described below, to a different Type], and in that connection sets forth below the terms on which such [conversion] [continuation] is to be made. The applicable Revolving Borrowing is a Borrowing of $__________ in principal amount of presently outstanding Revolving Credit Loans that are [ABR Loans] [Eurodollar Loans having an Interest Period ending on _______________, 20__].

a.	The amount of the Revolving Borrowing to which this Interest ________________________
Election Request applies:1

b.	The effective date of the election (which is a Business Day): __________________

c.	Type of Borrowing following [conversion] [continuation]: [ABR Borrowing] [Eurodollar Borrowing]

1 If different options are being elected with respect to different portions of such Revolving Borrowing, specify the portions thereof to be allocated to each resulting Revolving Borrowing and specify the information requested in clauses (b), (c) and (d) for each resulting Borrowing.

d.Interest Period and the last day thereof:2     [one week] [[one] [two] [three] [six] month[s]]

BORROWER:

MPLX LP, a Delaware limited partnership
By:	MPLX GP LLC, its General Partner

By:
Name: Title:

2 For Eurodollar Revolving Borrowings only. Shall be subject to the definition of "Interest Period" in the Credit Agreement.

2

EXHIBIT D
[FORM OF] NOTE
Lender: [NAME OF LENDER]    New York, New York
[__________], 20[__]

FOR VALUE RECEIVED, the undersigned, MPLX LP, a Delaware limited partnership (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) the principal amount equal to the Commitment (as defined in the Credit Agreement referred to below) of such Lender, or such lesser amount as shall equal the aggregate unpaid principal amount of all Revolving Credit Loans (as defined in the Credit Agreement referred to below) of the Lender to the Borrower, payable at such times, and in such amounts, as are specified in the Credit Agreement.
The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date such Revolving Credit Loan is made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest payable to the Lender under this Note shall be payable in dollars (as defined in the Credit Agreement referred to below) to the Administrative Agent to such account as it may specify from time to time pursuant to the Credit Agreement, in immediately available funds.
This Note is issued pursuant to, governed by and is entitled to the benefits of, the Credit Agreement dated as of July 21, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein are used herein as defined in the Credit Agreement.
The Credit Agreement, among other things, contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year set forth above.

MPLX LP, a Delaware limited partnership
By:	MPLX GP LLC, its General Partner

By:
Name: Title:

2

EXHIBIT E-1
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement dated as of July 21, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MPLX LP, a Delaware limited partnership (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.
Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name: Title:

Date:	________________, 20____

EXHIBIT E-2
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement dated as of July 21, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MPLX LP, a Delaware limited partnership (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.
Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name: Title:

Date:	________________, 20____

EXHIBIT E-3
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement dated as of July 21, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MPLX LP, a Delaware limited partnership (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.
Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name: Title:

Date:	________________, 20____

EXHIBIT E-4
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement dated as of July 21, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MPLX LP, a Delaware limited partnership (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.
Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name: Title:

Date:	________________, 20____

EXHIBIT F-1
[FORM OF] INCREMENTAL COMMITMENT ACTIVATION NOTICE

Wells Fargo Bank, National Association
as Administrative Agent under the
Credit Agreement referred to below
[1525 W WT Harris Blvd
Charlotte, NC 28262
Mail Code: D1109-019
Attention: Syndication Agency Services]

_____________ ____, 20___
Re:    MPLX LP
Reference is made to the Credit Agreement dated as of July 21, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MPLX LP, a Delaware limited partnership (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Terms defined in the Credit Agreement shall have their defined meanings when used herein.
This notice is an Incremental Commitment Activation Notice referred to in the Credit Agreement, and the Borrower and each of the Lenders party hereto hereby notify you that:
1.    Each Lender party hereto agrees to make a Commitment Increase in the amount set forth opposite such Lender’s name below under the caption “Incremental Commitment Amount.”
2.    The proposed Incremental Commitment Effective Date is _______________, 20___.

IN WITNESS WHEREOF, the undersigned have executed this Incremental Commitment Activation Notice as of the day and year first above written.

MPLX LP, a Delaware limited partnership
By:	MPLX GP LLC, its General Partner

By:
Name: Title:

Incremental Commitment Amount	[NAME OF LENDER]
$
By:
Name: Title:

Accepted this __ day of
_______________, 20___.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name: Title:

2

EXHIBIT F-2
[FORM OF] NEW LENDER SUPPLEMENT
NEW LENDER SUPPLEMENT dated as of _______________ ___, 20__(this “New Lender Supplement”) to the Credit Agreement dated as of July 21, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MPLX LP, a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent.
W I T N E S S E T H:
WHEREAS, the Credit Agreement provides in Section 2.22 thereof that any bank, financial institution or other entity that is an Eligible Assignee may become a party to the Credit Agreement with the consent of the Borrower, the Administrative Agent (solely in the case of any entity that is not then a Lender or an Affiliate thereof), each Issuing Bank and the Swingline Lender (which consent shall not be unreasonably withheld, delayed or conditioned) by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this New Lender Supplement; and
WHEREAS, the undersigned now desires to become a party to the Credit Agreement as a Lender.
NOW, THEREFORE, the undersigned hereby agrees as follows:
1.    The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date this New Lender Supplement is accepted by the Borrower, the Administrative Agent (solely in the case of an undersigned that is not then a Lender or an Affiliate thereof), each Issuing Bank and the Swingline Lender, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a Commitment in the amount set forth opposite its name in the Incremental Commitment Activation Notice executed by it in connection herewith.
2.    The undersigned (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this New Lender Supplement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee and satisfies the other requirements specified in the Credit Agreement that are required to be satisfied by it in order to become a Lender, (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) or Section 5.01(b) thereof (or, Section 3.04(a) and Section 3.04(b) thereof), as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this New Lender Supplement and to provide its Commitment on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Arrangers or any other Lender, (iv) if it is a U.S. Person, attached hereto is an executed original of IRS Form W-9 certifying that it is exempt from U.S. Federal backup withholding Tax, duly completed and executed by the undersigned, (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the undersigned and (vi) attached hereto is a completed Administrative Questionnaire in which the undersigned designates one or more Credit Contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the undersigned’s compliance procedures and applicable laws, including Federal and state securities laws; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Arrangers or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Loan Documents and (ii) from and after the date this New Lender Supplement is accepted by the Borrower, the Administrative Agent (solely in the case of an undersigned that is not then a Lender or an Affiliate thereof), each Issuing Bank and the Swingline Lender, it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (c) hereby irrevocably appoints the entity named as the Administrative Agent to act as the Administrative Agent under the Credit Agreement and the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Credit Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto; and (d) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.
3.    Terms defined in the Credit Agreement shall have their defined meanings when used herein.

2

IN WITNESS WHEREOF, the undersigned has caused this New Lender Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[NAME OF LENDER],

By:
Name: Title:

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Accepted this _____ day of
_______________, 20__.

MPLX LP, a Delaware limited partnership
By:	MPLX GP LLC, its General Partner

By:
Name: Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name: Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Issuing Bank and as Swingline Lender

By:
Name: Title:

CITIBANK, N.A., as an Issuing Bank

By:
Name: Title:

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BANK OF AMERICA, N.A., as an Issuing Bank

By:
Name: Title:

JPMORGAN CHASE BANK, N.A., as an Issuing Bank

By:
Name: Title:

ROYAL BANK OF CANADA, as an Issuing Bank

By:
Name: Title:

THE BANK OF TOKYO MITSUBISHI UFJ, LTD., as an Issuing Bank

By:
Name: Title:

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EXHIBIT G
[FORM OF] SUBSIDIARY GUARANTY
SUBSIDIARY GUARANTY dated as of _______________, ____ (this “Guaranty”), by each of the entities listed on the signature pages hereof or becoming a party hereto pursuant to Section 14.08 hereof (each a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”), in favor of the Administrative Agent, each Lender, each Issuing Bank (as each such term is defined in the Credit Agreement referred to below) and each other holder of an Obligation (as such term is defined below) (each, a “Guarantied Party” and, collectively, the “Guarantied Parties”).
W I T N E S S E T H:
WHEREAS, pursuant to the Credit Agreement dated as of July 21, 2017 (together with all exhibits and schedules thereto and as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MPLX LP, a Delaware limited partnership (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”), the Lenders and the Issuing Banks have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;
WHEREAS, each Subsidiary Guarantor is a direct or indirect Subsidiary of the Borrower;
WHEREAS, each Subsidiary Guarantor will receive substantial direct and indirect benefits from the making of the Loans, the issuance of the Letters of Credit and the granting of the other financial accommodations to the Borrower under the Credit Agreement; and
WHEREAS, capitalized terms used herein but not herein defined shall have the meaning set forth in the Credit Agreement.
NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
Guarantee
(a)    Each Subsidiary Guarantor hereby absolutely, unconditionally and irrevocably guarantees, jointly with the other Subsidiary Guarantors and severally, as primary obligor and not merely as surety, the full and punctual payment when due and in the currency due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance herewith or any other Loan Document, of all the Obligations, whether or not from time to time reduced or extinguished or hereafter increased or incurred, whether or not recovery may be or hereafter may become barred by any statute of limitations, whether or not enforceable as against the Borrower, whether now or hereafter existing, and whether due or to become due, including principal, interest (including interest accrued or accruing after the commencement of any proceeding under Title 11 of the United States Code (the “Bankruptcy Code”) or any other bankruptcy, insolvency, receivership or other similar proceeding, and interest at the contract rate applicable upon default accrued or accruing after the commencement of any such proceeding, in each case regardless of whether allowed or allowable in such proceeding), fees and costs of collection. This Guaranty constitutes a guaranty of payment when due (whether or not any proceeding under the Bankruptcy Code shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not of collection.
(b)    Each Subsidiary Guarantor further agrees that, if any payment made by the Borrower or any other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, then, to the extent of such payment or repayment, any such Subsidiary Guarantor’s liability hereunder shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, this Guaranty shall have been cancelled or surrendered, this Guaranty shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Subsidiary Guarantor in respect of the amount of such payment.
(c)    In furtherance of the foregoing and not in limitation of any other right that any Guarantied Party has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Borrower to pay any Obligation when and as the same shall become due and payable, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance herewith or any other Loan Document, each Subsidiary Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Guarantied Parties in cash the amount of such unpaid Obligations. Upon payment by any Subsidiary Guarantor of any sums to the Administrative Agent as provided in this paragraph, all rights of such Subsidiary Guarantor against the Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VIII hereof.
(d)    As used herein, the term “Obligations” means all obligations of the Loan Parties to pay (i) the aggregate outstanding principal amount of, and all unpaid interest (including interest accrued or accruing after the commencement of any proceeding under the Bankruptcy Code or any other bankruptcy, insolvency, receivership or other similar proceeding, and interest at the contract rate applicable upon default accrued or accruing after the commencement of any such proceeding, in each case regardless of whether allowed or allowable in such proceeding) on, the Loans when and as due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance herewith or any other Loan Document, (ii) all reimbursement obligations (including payments in respect of reimbursement of disbursements and interest thereon) with respect to the Total LC Exposure and all obligations of the Borrower under any Loan Document to provide cash collateral for LC Exposure, and (iii) all other outstanding liabilities, obligations and indebtedness owing by the Borrower to the Administrative Agent, any Lender, any Issuing Bank or any other Indemnitee arising under the Credit Agreement or any other Loan Document, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guarantee, indemnification or otherwise), present or future, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guarantee or other instrument for the payment of money (including any such liabilities, obligations and indebtedness incurred after the commencement of any proceeding under the Bankruptcy Code or any other bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).
ARTICLE II
Limitation of Guarantee
Any term of this Guaranty to the contrary notwithstanding, the maximum aggregate amount of the Obligations for which any Subsidiary Guarantor shall be liable shall not exceed the maximum amount

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for which such Subsidiary Guarantor can be liable without rendering this Guaranty, as it relates to such Subsidiary Guarantor, subject to avoidance under applicable law relating to fraudulent conveyance or fraudulent transfer (including Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law) (collectively, “Fraudulent Transfer Laws”), in each case after giving effect (a) to all other liabilities of such Subsidiary Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Subsidiary Guarantor in respect of intercompany Indebtedness to the Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Subsidiary Guarantor hereunder) and (b) to the value as assets of such Subsidiary Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such Subsidiary Guarantor pursuant to (i) applicable federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator and common law, (ii) Article III of this Guaranty or (iii) any other obligation, agreement, undertaking or similar provisions of any security or any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding any Loan Document) providing for an equitable allocation among such Subsidiary Guarantor and other Subsidiaries or Affiliates of the Borrower of obligations arising under this Guaranty or other guaranties of the Obligations by such parties.
ARTICLE III
Indemnity and Contribution
SECTION 3.01 Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Subsidiary Guarantors may have under applicable law (but subject to Article VIII hereof), the Borrower agrees that in the event a payment in respect of any Obligation shall be made by any Subsidiary Guarantor under this Guaranty, the Borrower shall indemnify such Subsidiary Guarantor for the full amount of such payment and such Subsidiary Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.
SECTION 3.02 Contribution. In the event that any Subsidiary Guarantor (the “Claiming Party”) shall be required hereunder to make a payment in respect of any Obligation exceeding the greater of (a) the amount of the economic benefit actually received by such Subsidiary Guarantor from the Loans and the other financial accommodations provided to the Borrower under the Loan Documents and (b) the amount such Subsidiary Guarantor would otherwise have paid if such Subsidiary Guarantor had paid the aggregate amount of the Obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Subsidiary Guarantor’s net worth on the date hereof (or, in the case of any Subsidiary Guarantor becoming a party hereto pursuant to Section 14.08, the date of the supplement hereto executed and delivered by such Subsidiary Guarantor) bears to the aggregate net worth of all the Subsidiary Guarantors on the date hereof (or, in the case of any Subsidiary Guarantor becoming a party hereto pursuant to Section 14.08, the date of the supplement hereto executed and delivered by such Subsidiary Guarantor), then (subject to Article VIII hereof) such Subsidiary Guarantor shall be reimbursed by such other Subsidiary Guarantors (each, a “Contributing Party”) for the amount of such excess, pro rata, based on the respective net worths of such other Subsidiary Guarantors at the date enforcement hereunder is sought. Any Contributing Party making a payment to a Claiming Party pursuant to this Section 3.02 shall be subrogated to the rights of such Claiming Party to the extent of such payment.

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ARTICLE IV
Authorization; Other Agreements
The Guarantied Parties are hereby authorized, without notice to, or demand upon, any Subsidiary Guarantor, which notice and demand requirements each are expressly waived hereby, and without discharging or otherwise affecting the obligations of any Subsidiary Guarantor hereunder (which obligations shall remain absolute and unconditional notwithstanding any such action or omission to act), from time to time, to do each of the following:
(a)    supplement, renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, the Obligations, or any part of them, or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument (including the other Loan Documents) now or hereafter executed by the Borrower and delivered to the Guarantied Parties or any of them, including any increase or decrease of principal or the rate of interest thereon;
(b)    waive or otherwise consent to noncompliance with any provision of any instrument evidencing the Obligations, or any part thereof, or any other instrument or agreement in respect of the Obligations (including the other Loan Documents) now or hereafter executed by the Borrower and delivered to the Guarantied Parties or any of them;
(c)    accept partial payments on the Obligations;
(d)    receive, take and hold security or collateral for the payment of the Obligations or any part of them and exchange, enforce, waive, substitute, liquidate, terminate, abandon, fail to perfect, subordinate, transfer, otherwise alter and release any such security or collateral;
(e)    settle, release, compromise, collect or otherwise liquidate the Obligations or accept, substitute, release, exchange or otherwise alter, affect or impair any security or collateral for the Obligations or any part of them or any other guaranty therefor, in any manner;
(f)    add, release or substitute any one or more other guarantors, makers or endorsers of the Obligations or any part of them and otherwise deal with the Borrower or any other guarantor, maker or endorser;
(g)    apply to the Obligations any payment or recovery (i) from the Borrower, from any other guarantor, maker or endorser of the Obligations or any part of them or (ii) from any Subsidiary Guarantor in such order as provided herein, in each case whether such Obligations are secured or unsecured or guaranteed or not guaranteed by others;
(h)    apply to the Obligations any payment or recovery from any Subsidiary Guarantor of the Obligations or any sum realized from security furnished by such Subsidiary Guarantor upon its indebtedness or obligations to the Guarantied Parties or any of them, in each case whether or not such indebtedness or obligations relate to the Obligations; and
(i)    refund at any time any payment received by any Guarantied Party in respect of any Obligation, and payment to such Guarantied Party of the amount so refunded shall be fully guaranteed hereby even though prior thereto this Guaranty shall have been cancelled or surrendered, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any Subsidiary Guarantor hereunder in respect of the amount so refunded;

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in each case even if any right of reimbursement or subrogation or other right or remedy of any Subsidiary Guarantor is extinguished, affected or impaired by any of the foregoing (including any election of remedies by reason of any judicial, non-judicial or other proceeding in respect of the Obligations that impairs any subrogation, reimbursement or other right of such Subsidiary Guarantor).
ARTICLE V
Guarantee Absolute and Unconditional
Each Subsidiary Guarantor hereby waives any defense of a surety or guarantor or any other obligor on any obligations arising in connection with or in respect of any of the following and hereby agrees that its obligations under this Guaranty are absolute and unconditional and shall not be discharged, reduced, limited, impaired or terminated or otherwise affected as a result of any of the following:
(a)    the invalidity or unenforceability of, or any impossibility in the performance of, any of the Borrower’s obligations under the Credit Agreement or any other Loan Document or any other agreement or instrument relating thereto, or any security for, or other guaranty of the Obligations or any part of them;
(b)    the absence of any attempt to collect the Obligations or any part of them from the Borrower or other action to enforce the same;
(c)    any Guarantied Party’s election, in any proceeding instituted under chapter 11 of the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code or any applicable provisions of comparable state or foreign law;
(d)    any borrowing or grant of a Lien by the Borrower, as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code or any applicable provisions of comparable state or foreign law;
(e)    the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of any Guarantied Party’s claim (or claims) for repayment of the Obligations ;
(f)    any use of cash collateral under Section 363 of the Bankruptcy Code;
(g)    any agreement or stipulation as to the provision of adequate protection in any bankruptcy proceeding;
(h)    the avoidance of any Lien in favor of the Guarantied Parties or any of them for any reason;
(i)    any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against the Borrower, any Subsidiary Guarantor or any of the Borrower’s other Subsidiaries, including any discharge of, or bar or stay against collecting, any Obligation (or any part of them or interest thereon) in or as a result of any such proceeding;
(j)    failure by any Guarantied Party to file or enforce a claim against the Borrower or its estate in any bankruptcy or insolvency case or proceeding or otherwise;
(k)    any action taken by any Guarantied Party if such action is authorized hereby;

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(l)    any change in the corporate existence or structure of the Borrower or any other Loan Party;
(m)    any defense, set-off, counterclaim, recoupment or termination (other than a defense of payment or performance) which may at any time be available to or be asserted by any Subsidiary Guarantor or any other Person against any Guarantied Party;
(n)    any applicable federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator and common law affecting any term of any Subsidiary Guarantor’s obligations under this Guaranty;
(o)    any rescission, waiver, amendment or modification of, or release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Subsidiary Guarantor under this Guaranty; or
(p)    any other act, omission or circumstance that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor or any other obligor on any obligations, other than the payment in full in cash of the Obligations (other than indemnities and other contingent obligations (other than contingent obligations in respect of Letters of Credit, excluding Letters of Credit that have been cash collateralized in a manner reasonably satisfactory to the applicable Issuing Bank or with respect to which other arrangements have been made that are reasonably satisfactory to the applicable Issuing Bank) not then due and payable and as to which no claim has been made as of the time of determination).
ARTICLE VI
Waivers
Each Subsidiary Guarantor hereby waives diligence, promptness, presentment, demand for payment or performance and protest and notice of protest, notice of acceptance and any other notice in respect of the Obligations or any part of them, and any defense arising by reason of any disability or other defense of the Borrower or any of its Subsidiaries or the unenforceability of the Obligations or any part thereof from any cause or the cessation from any cause of the liability of the Borrower or any of its Subsidiaries, other than any defense of payment in full in cash of the Obligations. In connection with the foregoing, each Subsidiary Guarantor covenants that its obligations hereunder shall not be discharged, except in accordance with Article X or XV hereof.
ARTICLE VII
Reliance
Each Subsidiary Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and any endorser and other guarantor of all or any part of the Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Obligations, or any part thereof, that diligent inquiry would reveal, and each Subsidiary Guarantor hereby agrees that no Guarantied Party shall have any duty to advise any Subsidiary Guarantor of information known to it regarding such condition or any such circumstances. In the event any Guarantied Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Subsidiary Guarantor, such Guarantied Party shall be under no obligation (a) to undertake any investigation not a part of its regular business routine, (b) to disclose any information that such Guarantied Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) to

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make any other or future disclosures of such information or any other information to any Subsidiary Guarantor.
ARTICLE VIII
Waiver of Subrogation and Contribution Rights
Until the Obligations have been paid in full in cash (other than indemnities and other contingent obligations (other than contingent obligations in respect of Letters of Credit, excluding Letters of Credit that have been cash collateralized in a manner reasonably satisfactory to the applicable Issuing Bank or with respect to which other arrangements have been made that are reasonably satisfactory to the applicable Issuing Bank) not then due and payable and as to which no claim has been made as of the time of determination) and the Commitments have expired or have been terminated, the Subsidiary Guarantors shall not enforce or otherwise exercise any right of subrogation to any of the rights of the Guarantied Parties or any part of them against the Borrower or any right of reimbursement, indemnity or contribution or similar right against the Borrower by reason of this Guaranty or by any payment made by any Subsidiary Guarantor in respect of the Obligations. No failure on the part of the Borrower or any other Subsidiary Guarantor to make the payments required by Article III hereof (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Subsidiary Guarantor with respect to its obligations hereunder, and each Subsidiary Guarantor shall remain liable for the full amount of the obligations of such Subsidiary Guarantor hereunder.
ARTICLE IX
Default; Remedies
The obligations of each Subsidiary Guarantor hereunder are independent of and separate from the Obligations. Upon any Event of Default, the Administrative Agent may, at its sole election, proceed directly and at once, without notice, against any Subsidiary Guarantor to collect and recover the full amount or any portion of the Obligations then due, without first proceeding against the Borrower or any other guarantor of the Obligations, or joining the Borrower or any other guarantor in any proceeding against any Subsidiary Guarantor.
ARTICLE X
Irrevocability
Subject to Article XV below, this Guaranty shall be irrevocable as to the Obligations (or any part thereof) until the Commitments have expired or have been terminated, the Obligations have been paid in full in cash (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made as of the time of determination), all Letters of Credit have expired or terminated (or have been cash collateralized in a manner reasonably satisfactory to the applicable Issuing Bank or with respect to which other arrangements have been made that are reasonably satisfactory to the applicable Issuing Bank) and all LC Disbursements have been reimbursed, at which time this Guaranty shall automatically be cancelled. Upon such cancellation and at the written request of any Subsidiary Guarantor or its successors or assigns, and at the cost and expense of such Subsidiary Guarantor or its successors or assigns, the Administrative Agent shall execute in a timely manner a satisfaction of this Guaranty and such instruments, documents or agreements as are necessary or desirable to evidence the termination of this Guaranty. Any execution and delivery of the instruments, documents and agreements by the Administrative Agent pursuant to this Article X shall be without recourse or warranty by the Administrative Agent.

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ARTICLE XI
Setoff
If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Bank or their respective Affiliates which are then due and payable, irrespective of whether or not such Lender shall have made any demand under this Guaranty and although any such Obligations of the Borrower or such Loan Party are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Article XI are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
ARTICLE XII
No Marshalling
Each Subsidiary Guarantor consents and agrees that no Guarantied Party or any Person acting for or on behalf of any Guarantied Party shall be under any obligation to marshal any assets in favor of any Subsidiary Guarantor or against or in payment of any or all of the Obligations.
ARTICLE XIII
Representations and Warranties
Each Subsidiary Guarantor hereby represents and warrants that the representations and warranties as to it made by the Borrower in Article III of the Credit Agreement (other than, after the date hereof, the representations and warranties in Section 3.04(d) and Section 3.06(a) of the Credit Agreement) with respect to any Borrowing or the date of issuance, amendment, renewal or extension of any Letter of Credit, in each case on or after the date hereof, are true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties are true and correct in all material respects as of such specified earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

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ARTICLE XIV
Miscellaneous
SECTION 14.01.    Successors and Assigns. This Guaranty shall be binding upon each Subsidiary Guarantor and upon the successors and assigns of such Subsidiary Guarantors and shall inure to the benefit of the Guarantied Parties and their respective successors and assigns. The successors and assigns of the Subsidiary Guarantors and the Borrower shall include their respective receivers, trustees and debtors-in-possession.
SECTION 14.02.    Enforcement; Waivers; Amendments
(a)    No delay on the part of any Guarantied Party in the exercise of any right or remedy arising under this Guaranty, the Credit Agreement, any other Loan Document or otherwise with respect to all or any part of the Obligations or any other guaranty of or security for all or any part of the Obligations shall operate as a waiver thereof, and no single or partial exercise by any such Person of any such right or remedy, or any abandonment or discontinuance of steps to enforce such a right or remedy, shall preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the Guarantied Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. Failure by any Guarantied Party at any time or times hereafter to require strict performance by the Borrower, any Subsidiary Guarantor, any other guarantor of all or any part of the Obligations or any other Person of any provision, warranty, term or condition contained in any Loan Document now or at any time hereafter executed by any such Persons and delivered to any Guarantied Party shall not waive, affect or diminish any right of any Guarantied Party at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act (except by a written instrument pursuant to Section 14.02(b)) or knowledge of any Guarantied Party, or its respective agents, officers or employees. No waiver of any provision of this Guaranty or consent to any departure by any Subsidiary Guarantor therefrom shall in any event be effective unless the same shall be permitted by a written instrument pursuant to Section 14.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No action by any Guarantied Party permitted hereunder shall in any way affect or impair any Guarantied Party’s rights and remedies or the obligations of any Subsidiary Guarantor under this Guaranty. Any determination by a court of competent jurisdiction of the amount of any principal or interest owing by the Borrower to a Guarantied Party shall be conclusive and binding on each Subsidiary Guarantor irrespective of whether such Subsidiary Guarantor was a party to the suit or action in which such determination was made.
(b)    None of the terms or provisions of this Guaranty may be waived, amended, supplemented or modified except pursuant to an agreement in writing entered into by the Subsidiary Guarantors and the Administrative Agent with the consent of the Required Lenders.
SECTION 14.03.    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Guaranty shall be construed in accordance with and governed by the law of the State of New York.
(b)    Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and

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determined solely in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c)    Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any court referred to in paragraph (b) of this Section. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement. Nothing in this Guaranty will affect the right of any party to this Guaranty to serve process in any other manner permitted by law.
SECTION 14.04.    Certain Terms. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement (including this Guaranty), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Credit Agreement), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth in the Credit Agreement), (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Guaranty in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Guaranty, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including intellectual property, cash, securities, accounts and contract rights, (f) with respect to the determination of any period of time, the word “from” means “from and including” and the word “to” means “to but excluding” and (g) reference to any law, rule or regulation means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.
SECTION 14.05.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 14.06.    Notices. Any notice or other communication herein required or permitted shall be given as provided in Section 9.01 of the Credit Agreement and, in the case of any Subsidiary Guarantor, to such Subsidiary Guarantor in care of the Borrower.

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SECTION 14.07.    Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.
SECTION 14.08.    Additional Subsidiary Guarantors. Each of the Subsidiary Guarantors agrees that, if (a) pursuant to Section 5.10 of the Credit Agreement, any Subsidiary is required to become a Subsidiary Guarantor hereunder or (b) pursuant to Section 9.09 of the Credit Agreement, the Borrower desires any Subsidiary to become a Subsidiary Guarantor hereunder, such Subsidiary shall execute and deliver to the Administrative Agent a Guaranty Supplement in substantially the form of Exhibit A (Guaranty Supplement) attached hereto and shall thereafter become a Subsidiary Guarantor for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the rights, benefits and obligations of this Guaranty. The rights and obligations of each Subsidiary Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary as a party to this Guaranty.
SECTION 14.09.    Expenses; Indemnification. (a) Each Subsidiary Guarantor agrees to pay or reimburse the Administrative Agent and each of the other Guarantied Parties upon demand for all out-of-pocket expenses incurred by the Administrative Agent or any other Guarantied Party, including the fees, charges and disbursements of any counsel for the Administrative Agent or any other Guarantied Party, in connection with the enforcement of this Guaranty against such Subsidiary Guarantor or the exercise or enforcement of any other right or remedy available in connection herewith or therewith.
(b)    The Subsidiary Guarantors jointly and severally agree to indemnify and hold harmless each Guarantied Party and the other Indemnitees as provided in Section 9.03(b) of the Credit Agreement as if each reference in such Section to “the Borrower” was a reference to “the Subsidiary Guarantors” and with the same force and effect as if such Subsidiary Guarantors were parties to the Credit Agreement.
(c)    Any amounts payable as provided in paragraphs (a) and (b) of this Section shall be additional Obligations guaranteed hereby. All amounts due under paragraph (a) or (b) of this Section shall be payable promptly after written demand therefor.
SECTION 14.10.    Waiver of Consequential Damages. TO THE EXTENT PERMITTED BY APPLICABLE LAW AND WITHOUT LIMITING IN ANY WAY THE SUBSIDIARY GUARANTORS’ OBLIGATIONS HEREUNDER (INCLUDING THE SUBSIDIARY GUARANTORS’ OBLIGATIONS SET FORTH IN SECTIONS 14.09(a) AND 14.09(b)), NO PARTY HERETO SHALL ASSERT, OR PERMIT ANY OF ITS AFFILIATES OR RELATED PARTIES TO ASSERT, AND EACH PARTY HERETO HEREBY WAIVES, ANY CLAIM AGAINST EACH OTHER SUCH PERSON (AND, IN THE CASE OF ANY SUBSIDIARY GUARANTOR, ANY GUARANTIED PARTY AND ANY OTHER INDEMNITEE), ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY, ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF.
SECTION 14.11.    Entire Agreement. This Guaranty, taken together with all of the other Loan Documents executed and delivered by the Subsidiary Guarantors, represents the entire agreement and understanding of the parties hereto and supersedes all prior understandings, written and oral, relating to the subject matter hereof.

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SECTION 14.12.    Counterparts. This Guaranty may be executed in any number of separate counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by facsimile transmission or electronic mail shall be effective as delivery of a manually executed counterpart.
SECTION 14.13    Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Guaranty and shall not affect the construction of, or be taken into consideration in interpreting, this Guaranty.
SECTION 14.14    Certain Acknowledgements and Agreements. Each Subsidiary Guarantor hereby acknowledges the provisions of Section 2.16 of the Credit Agreement and agrees to be bound by such provisions with the same force and effect, and to the same extent, as if such Subsidiary Guarantor was a party to the Credit Agreement.
ARTICLE XV
Termination
In addition to termination in accordance with Article X, so long as no Default has occurred and is continuing (or would result from such release), (a) if all of the Equity Interests of a Subsidiary Guarantor that are owned by the Borrower or any other Subsidiary are sold or otherwise disposed of in a transaction or transactions permitted by the Credit Agreement and as a result of such disposition such Person is no longer a Subsidiary or (b) in the event that, immediately after giving effect to the release of any Subsidiary Guarantor’s Subsidiary Guaranty hereunder, all of the Indebtedness of the Non-Guarantor Subsidiaries is permitted under Section 6.01 of the Credit Agreement, then, in each case, promptly following the Borrower’s request, the Administrative Agent shall execute a release of such Subsidiary Guarantor from this Guaranty; provided, however that clause (b) of this Article XV shall not authorize the release of a Subsidiary Guarantor from its Subsidiary Guaranty if at the time of the requested release it is required to be a Subsidiary Guarantor pursuant to Section 5.10(a) of the Credit Agreement. A request by the Borrower for a release pursuant to this Article shall be accompanied by a certificate of a Responsible Officer certifying that the conditions to release set forth in this Article have been satisfied. Any execution and delivery of any such release by the Administrative Agent shall be without recourse or warranty by the Administrative Agent.
[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, this Guaranty has been duly executed by the Subsidiary Guarantors as of the day and year first set forth above.

[NAME OF SUBSIDIARY GUARANTOR]

By:
Name: Title:

ACKNOWLEDGED AND AGREED
as of the date first above written:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name: Title:

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EXHIBIT A TO
SUBSIDIARY GUARANTY
GUARANTY SUPPLEMENT
The undersigned hereby agrees to be bound as a Subsidiary Guarantor for purposes of the Guaranty, dated as of [_______________, ____] (the “Subsidiary Guaranty”), among certain Subsidiaries of MPLX LP, a Delaware limited partnership, listed on the signature pages thereof or becoming party thereto pursuant to the terms thereof and acknowledged by Wells Fargo Bank, National Association, as Administrative Agent, and the undersigned hereby acknowledges receipt of a copy of the Subsidiary Guaranty. Each reference to a “Subsidiary Guarantor” in the Subsidiary Guaranty shall be deemed to include the undersigned.
The undersigned hereby represents and warrants that each of the representations and warranties contained in Article XIII of the Subsidiary Guaranty applicable to it is true and correct on and as the date hereof as if made on and as of such date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date).
This Guaranty Supplement may be executed in any number of separate counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by facsimile transmission or electronic mail shall be effective as delivery of a manually executed counterpart.
This Guaranty Supplement shall be construed in accordance with and governed by the law of the State of New York.
Capitalized terms used herein but not defined herein are used with the meanings given them in the Subsidiary Guaranty.
IN WITNESS WHEREOF, the undersigned has caused this Guaranty Supplement to be duly executed and delivered as of _______________, ____.

[NAME OF SUBSIDIARY GUARANTOR]

By:
Name: Title:

ACKNOWLEDGED AND AGREED
as of the date first above written:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name: Title: